Exhibit 10.33
SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
DATED AS OF MARCH 30, 2012
AMONG
FINANCITY RECEIVABLES 2006-2, LLC,
AS THE SELLER,
FINACITY CORPORATION,
AS THE INITIAL ADMINISTRATOR,
ALLIANCE ONE INTERNATIONAL AG,
AS THE INITIAL SERVICER,
NORDDEUTSCHE LANDESBANK GIROZENTRALE,
AS THE AGENT AND AS THE HANNOVER PURCHASER AGENT,
STANDARD CHARTERED BANK,
AS THE SCB PURCHASER AGENT,
THE OTHER PURCHASER AGENTS
FROM TIME TO TIME PARTY HERETO,
THE BANK PURCHASERS
FROM TIME TO TIME PARTY HERETO,
HANNOVER FUNDING COMPANY LLC,
AS A CONDUIT PURCHASER
AND
THE OTHER CONDUIT PURCHASERS
FROM TIME TO TIME PARTY HERETO

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- ii -

Schedules        Description

Schedule I	- Definitions

Schedule II	- Bank Purchasers and Commitments of Bank Purchasers

Schedule III	- Special Limits

Exhibits	Description

Exhibit A	- Form of Incremental Purchase Request

Exhibit B-1	- Form of Weekly Report

Exhibit B-2	- Form of Monthly Report

Exhibit C	- Addresses and Names of Seller and Originators

Exhibit D	- Form of Policy

Exhibit E	- Blocked Accounts and Blocked Account Banks

Exhibit F	- Form of Blocked Account Agreement

Exhibit G	- Compliance Certificate

Exhibit H-1	- Swiss Originator Credit and Collection Policy

Exhibit H-2	- U.S. Originator Credit and Collection Policy

- iii -

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of March 30, 2012 (this “Agreement”), among Finacity Receivables 2006‑2, LLC, a Delaware limited liability company, as seller (the “Seller”), Finacity Corporation, a Delaware corporation, as initial administrator (the “Initial Administrator” and, together with any successor thereto, the “Administrator”), Alliance One International AG, a Switzerland corporation, as initial servicer (the “Initial Servicer,” and, together with any successor thereto, the “Servicer”), Norddeutsche Landesbank Girozentrale, as administrative agent for the Purchasers (the “Agent”) and as the Hannover Purchaser Agent, Standard Chartered Bank, as the SCB Purchaser Agent, the other Purchaser Agents from time to time party hereto, the Bank Purchasers from time to time party hereto, Hannover Funding Company LLC, as a Conduit Purchaser (“Hannover”), and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. Each Bank Purchaser, each Conduit Purchaser and their respective Commitments, as applicable, are listed on Schedule II.
PRELIMINARY STATEMENTS
WHERAS, the Initial Administrator, the Initial Servicer, the Agent and Hannover have previously entered into that certain Amended and Restated Receivables Sale Agreement dated as of March 23, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “Original Agreement”); and
WHERAS, subject to and upon the terms and conditions set forth herein, the parties hereto desire to (i) add additional Purchasers to the Original Agreement, (ii) make certain other amendments to the Original Agreement and, (iii) for the sake of clarity and convenience, amend and restate the Original Agreement in the form of this Agreement in its entirety;
NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I
Purchases from Seller and Settlements
Section 1.1.    Sales
(a)    Sale of Receivables and Collections. In consideration of the payment by each Purchaser Agent (on behalf of the related Purchaser Group) of the amount of the related Purchaser Group's Ratable Share of the Aggregate Investment on the date of initial Funding hereunder and each Purchaser Agent's agreement (on behalf of the related Purchaser Group) to make payments to the Seller from time to time in accordance with this Section 1.1, effective upon the Seller's receipt of payment for such Aggregate Investment on the date of initial Funding hereunder, the Seller hereby sells, conveys, transfers and assigns to the Agent, on behalf of the Purchasers, all Receivables in their entirety, Related Security and Collections existing on the date of initial Funding hereunder or thereafter arising or acquired by the Seller from time to time prior to the Termination Date and acquired by the Seller under the Purchase Agreements.
Subject to the terms and conditions hereof, the Agent (on behalf of the Purchasers) hereby purchases and accepts from the Seller the Receivables in their entirety, the Related Security and all other Collections sold, assigned and transferred pursuant to this Section 1.1(a). Each Funding (as defined below) hereunder shall be made by the Purchaser Groups pro rata according to their respective Ratable Shares. The Agent shall hold the Receivables in their entirety, Related Security and related Collections on behalf of the Purchasers in each Purchaser Group, whose ownership interests therein shall correlate to the respective portions of the Ratable Share of the Commitments funded by that Purchaser Group from time to time. Within each Purchaser Group, the Purchaser Agent shall hold the applicable Ratable Share of the Receivables, Related Security and related Collections on behalf of the Purchasers in that Purchaser Group.
Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that each Purchaser Group's Conduit Purchaser (or (a) if such Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Agent and its Purchaser Agent) or (b) if there is no Conduit Purchaser in such Purchaser Group, request that the Bank Purchasers for such Purchaser Group) fund a portion of the Purchase Price for the Receivables, Related Security and all related Collections. Upon any such request, subject to the terms and conditions of this Agreement, each Conduit Purchaser or Bank Purchaser, as the case may be, shall, upon the satisfaction of the conditions set forth in Section 7.2, make any such funding.
The Receivables in their entirety, the Related Security and Collections shall be transferred to the Agent, on behalf of the applicable Conduit Purchaser and/or Bank Purchaser, as applicable. The funding of a portion of the Cash Purchase Price (a “Funding”) shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(d) or by the Servicer remitting Collections to the Seller pursuant to Section 1.1(e). The aggregate percentage ownership interest so acquired by a Purchaser in 100% of the pool of Receivables in their entirety, Related Security and related Collections (its “Purchase Interest”) shall equal at any time the following quotient
  I
AI
where:
I    =    the outstanding Investment of such Purchaser at such time; and
AI    =    the Aggregate Investment;
provided that the aggregate sum of the Purchase Interests for each Purchaser shall always equal 100%, and the Purchase Interest of the Seller shall always equal 0%.
For the avoidance of doubt, all right, title and interest in all Receivables, Related Security and Collections purchased by Hannover pursuant to the terms of the Original Agreement shall on the date hereof be deemed to be sold, conveyed, transferred and assigned to the Agent, on behalf of the Purchasers, in accordance with the provisions of this Agreement.
(b)    Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) paid for all purchased Eligible Receivables hereunder shall be equal to the Outstanding Balance of Receivables purchased on any Purchase Date multiplied by 90%, and shall equal the sum of the Cash Purchase Price and the Deferred Purchase Price. The Cash Purchase Price shall be the amounts payable to the Seller on a Purchase Date pursuant to the terms of Sections 1.1(a), 1.1(d) and 1.1(e). Payment to or to the order of the Seller of the Deferred Purchase Price shall be made only on a Settlement Date, shall be deferred and subordinated in accordance with and pursuant to the priority of payments set forth herein under Section 2.2 and shall be conditional upon any Collections remaining after payment of or provision for items payable prior in priority to the payment of the Deferred Purchase Price. Each Conduit Purchaser's obligation to pay its proportionate share of the Deferred Purchase Price shall also be subject to Section 9.11 and Section 9.12.
(c)    Purchaser Commitments. Each Conduit Purchaser and each Bank Purchaser, as the case may be, severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Fundings before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Funding (and, in the case of each Bank Purchaser, the Commitment Percentage of its Purchaser Group's Ratable Share of such Funding), to the extent its Investment would not thereby exceed its Commitment and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitment. The first Funding and each additional Funding not made from Collections pursuant to Section 1.1(e) is referred to herein as an “Incremental Purchase.” Each Funding made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.” All Fundings hereunder shall be made by the Purchasers in each Purchaser Group in accordance with their shares of the Ratable Share of such Purchaser Group.
(d)    Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller, acting pursuant to instructions from an Originator, must provide to each Purchaser Agent an irrevocable written request substantially in the form of Exhibit A, by 4:00 p.m. (New York time) two Business Days before the requested date, which shall in any event be a Settlement Date unless otherwise approved by each Purchaser Agent (the “Purchase Date”) of such Funding, or such later time or day as the Purchaser Agents may agree. Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested Cash Purchase Price of such Funding, which must be in a minimum amount of $1,000,000 (or, if less, an amount equal to the Maximum Incremental Purchase Amount). Subject to Section 7.2 and the other terms and conditions hereof, the Purchasers shall transfer to the Seller Account the Cash Purchase Price (or portion thereof) on the requested Purchase Date. All Incremental Purchases must be requested from each Purchaser Group's Conduit Purchasers in accordance with their Ratable Share; provided, however, that if any such Purchaser Group does not have a Conduit Purchaser, such portion of the Incremental Purchase shall be made by the Bank Purchasers of such Purchaser Group. Each Purchaser Agent shall promptly notify the related Purchasers from which a Funding is requested of the contents of such request. If an Incremental

Purchase is requested from a Purchaser Group, subject to Section 7.2 and the other terms and conditions hereof, each Conduit Purchaser or the Bank Purchasers, as the case may be, for a Purchaser Group shall transfer the applicable Purchaser Group's Ratable Share of the requested Cash Purchase Price (and, in the case of each Bank Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Cash Purchase Price) into the Agent's Account by no later than 1:00 p.m. (New York time) on the Purchase Date. The Agent shall promptly transfer to the Seller Account the cash proceeds of any Incremental Purchase delivered into the Agent's Account.
(e)    Reinvestment Purchases. Subject to Section 2.2(a), on each day before the Termination Date that any Collections are received by the Servicer and no Interim Liquidation is in effect, such Collections shall be used to pay the Cash Purchase Price of a Reinvestment Purchase by each Purchaser, but only to the extent such Reinvestment Purchase would not cause such Purchaser's Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchase made by such Purchaser on that day.
Section 1.2.    Interim Liquidations.
(a)    Optional. As instructed by the Servicer, the Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Servicer at least three Business Days' prior written notice specifying the date on which the Interim Liquidation will commence and, if desired, when such Interim Liquidation will cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by giving the Agent, each Purchaser Agent and the Servicer at least three Business Days' prior written notice before the date on which it desires such Interim Liquidation to cease.
(b)    Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, Reinvestment Purchases will cease and an Interim Liquidation will commence, which will cease only upon the Seller confirming to the Agent and each Purchaser Agent that the conditions in Section 7.2 are fulfilled.
Section 1.3.    Selection of Discount Rates and Tranche Periods. (a) The Investment of each Purchaser Group shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. The Purchaser Agent for each Conduit Purchaser shall select the Tranche Periods for all Investments of such Conduit Purchaser. With respect to the Investment of Bank Purchasers, the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment not later than (1) concurrently with any request for an Incremental Purchase, (2) 3:00 p.m. (New York time), one Business Day prior to the expiration of any Tranche Period applicable to any Investment of each Bank Purchaser if the requested Tranche Period is a Prime Tranche and (3) 1:00 p.m., New York City time, three Business Days prior to the expiration of any Tranche Period applicable to any Investment of each Bank Purchaser if the requested Tranche Period is a Eurodollar Tranche. Unless otherwise agreed by the Bank Purchasers, with respect to the Investment of Bank Purchasers, each Tranche shall be a Eurodollar Tranche and each Tranche Period shall be one month. The Investment of each Conduit Purchaser funded by the issuance of commercial paper notes shall accrue Discount at the CP Rate. The Investment of (i) each Conduit Purchaser that is not funded by the issuance of commercial paper notes and (ii) the Bank Purchasers and any Liquidity Providers, in each case, may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $100,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of each Purchaser Group not allocated to a Tranche Period shall accrue Discount at the Prime Rate. During the pendency of a Termination Event, each Purchaser Agent may reallocate any outstanding Investment of its respective Purchaser Group to a Prime Tranche. On each Settlement Date, the Seller shall pay to the Agent (for the benefit of each Purchaser) an aggregate amount equal to all accrued and unpaid Discount.
(b)    If, by the time required in Section 1.3(a), the Seller fails to select a Tranche Period for any Investment of any Purchaser Group, the related Purchaser Agent may, in its sole discretion, select such Tranche Period. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Bank Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to Section 2.1 shall accrue Discount at the Prime Rate and have a Tranche Period of three Business Days.
(c)    LIBOR Disruption. If any Purchaser Agent or any Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any such Purchaser's Eurodollar Tranches are not available or adequate and reasonable means do not exist for ascertaining the applicable LIBOR, (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, or (iv) that the making or funding of Eurodollar Tranches has become impracticable, then the applicable Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of future Eurodollar Tranches until such time as such Purchaser Agent or such Purchaser provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding, Eurodollar Tranche so affected. Any Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche. The applicable Purchaser Agent shall promptly deliver written notice to the Seller upon any such reallocation.
Section 1.4.    Fees and Other Costs and Expenses.     (a) The Seller shall pay to each Purchaser Agent for the ratable benefit of the Purchasers in its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.
(b)    If the amount of Investment of any Purchaser Group allocated to any CP Tranche or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Breakage Costs to each Purchaser with respect to the Investment so reduced or scheduled Funding not made.
(c)    The Seller shall pay, as a limited recourse obligation, all amounts payable hereunder.
(d)    Notwithstanding anything in this Agreement to the contrary, in no event will the Funding Charges or Discount charged and payable hereunder exceed any maximum interest rate imposed by applicable law or regulation.
Section 1.5.    Required Reduction; Deemed Collection.
(a)    General. If on any Business Day prior to the Termination Date the amount of the Net Receivables Balance plus the Undistributed Collections is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve (the “Capital Deficiency”), the Administrator, on behalf of the Agent, may net such Capital Deficiency against any Cash Purchase Price which would otherwise be payable hereunder for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investment, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller.
(b)    Deemed Collections. If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or any other reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the Outstanding Balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b), subject to Section 1.5(c), shall be remitted by the Seller to the Servicer in accordance with Section 5.1(i).
(c)    Exceptions to Remittance Requirement. The Administrator, on behalf of the Agent, may net amounts due hereunder from the Seller against any Cash Purchase Price which would otherwise be payable hereunder or other amounts payable to the Seller. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller need not have its obligation to deliver the amount of such Deemed Collections to the Agent if (i) the Net Receivables Balance (as reduced by the amount of such Deemed Collection) plus the Undistributed Collections is not less than (ii) the sum of the Aggregate Investment plus the Aggregate Reserve.

(d)    Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Servicer as such.
Section 1.6.    Reduction in Commitments. The Administrator, on behalf of the Seller, may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Matured Aggregate Investment of the Purchasers. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share.
Section 1.7.    Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Servicer may, upon ten days' notice to the Agent, repurchase Receivables, Related Security and Collections from the Purchaser at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.
Section 1.8.    Security Interest. The conveyance of Receivables hereunder is intended as a true and absolute sale of such Receivables at law and for accounting purposes. (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchasers and Liquidity Providers, a first priority security interest in all right, title and interest of the Seller in, to and under (whether such property is now owned or hereafter acquired by, or arising in favor of, the Seller and wheresoever such property may be located) all Receivables, Related Security, Collections, the Policy, the Insurance Payments and the Blocked Accounts, and all proceeds of each of the foregoing, to secure the payment of the Investment and any other amounts owing hereunder. The Seller, the Administrator and the Servicer shall hold in trust for the benefit of the Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(d), Section 2.2 or Article III hereof. After the occurrence of a Termination Event, the Seller, the Servicer, and the Administrator shall not, without the prior written consent of the Agent, distribute any Collections to any Person other than the Agent and the Purchasers (and to the Servicer, in payment of the Servicer Fee to the extent permitted hereunder) until all amounts owed under the Transaction Documents to the Agent and the Purchasers are indefeasibly paid in full.
(b)    The Seller hereby assigns to Agent, or if the conveyances hereunder are not true sales, grants to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), a first priority security interest in all of the Seller's right, title and interest in, to and under the Servicing Agreement and each Purchase Agreement.
(c)    The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such grant. This grant includes (a) all monies due and to become due to the Seller from any Originator or the Servicer, as applicable, under or in connection with each Purchase Agreement and Servicing Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement), and (b) all rights, remedies, powers, privileges and claims of the Seller against either Originator or the Servicer, as applicable, under or in connection with each Purchase Agreement and the Servicing Agreement. All provisions of the Servicing Agreement and each Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Servicing Agreement and each Purchase Agreement to the same extent as the Seller could absent this grant, but without any obligation on the part of the Agent, each Purchaser Agent, each Purchaser or any other such Person to perform any of the obligations of the Seller under the Servicing Agreement and each Purchase Agreement (or any promissory note executed thereunder). All amounts distributed to the Seller under each Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.
(d)    This Agreement is a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent will have all rights and remedies of a secured party provided under the UCC after default as in effect in all applicable jurisdictions, subject to determination as to whether this Agreement relates to a sale of accounts or a pledge of such accounts.
Article II
Sales to and from the Conduit; Allocations
Section 2.1.    Required Purchases from the Conduit Purchasers. Each Conduit Purchaser may, at any time, sell to its related Bank Purchasers or Liquidity Providers, as the case may be, pursuant to the related Liquidity Agreement any percentage designated by the Conduit Purchaser of the Conduit Purchaser's Investment and its related Conduit Settlement.
Section 2.2.    Allocations and Distributions.
(a)    Settlement Dates. If the Administrator shall fail to deliver the Weekly Report on the date required pursuant to the terms of Section 3.3 prior to the occurrence of the Termination Date, the Administrator shall not be permitted to withdraw any amounts from any Collection Account to pay any party other than the Agent, the Purchaser Agents and the Purchasers unless the Administrator is in compliance with this subsection. On each Settlement Date (that is not the last Settlement Date of a month), the Administrator shall set aside from Collections on deposit in each Collection Account the amounts, which when added to the amounts, if any, previously set aside since the last Settlement Date of the previous month equal the amounts necessary to make all distributions required by this Section 2.2(a) with respect to the amounts to be distributed solely on the last Settlement Date of a month. The amount set aside by the Administrator from each Collection Account shall be equal to the applicable Originator Proportion of the amounts necessary to make each distribution required by this Section 2.2(a); provided, however, that in the event that the Collection Account applicable to any Originator does not have the requisite amount on deposit necessary to fund any amounts required by this Section 2.2 (the “Collection Account Shortfall”), the Administrator shall withdraw the Collection Account Shortfall from amounts on deposit in the other Collection Account. On each applicable Settlement Date as set forth below prior to the Termination Date, all Collections deposited into each Collection Account on or prior to such date, and any proceeds of Incremental Purchases made hereunder deposited into the Collection Accounts on or prior to such Settlement Date shall be applied where applicable by the Administrator (or, if the Agent is then in control of any Collections, by the Agent) in the following order:
(i)    on the last Settlement Date of each month, to the Servicer, an amount equal to the Servicer Fee and all other amounts due and payable on such date;
(ii)    on the last Settlement Date of each month, to the Administrator, an amount equal to the Liability Management Fee due and payable on such date;
(iii)    on each Settlement Date, to the Purchasers, pro rata, all Funding Charges and Discount due and payable to the Purchasers on such date;
(iv)    on the last Settlement Date of each month, to the Purchasers, the Purchaser Agents and the Agent, pro rata, all Fees due and payable on such date;
(v)    on each Settlement Date, to the Agent and the Purchaser Agents, pro rata, any other amounts due and payable to the Agent and the Purchaser Agents under the Transaction Documents;
(vi)    on each Settlement Date, ratably to the Purchasers, pro rata, all other amounts due and payable to the Purchasers under the Transaction Documents (including any Investment required to be paid);
(vii)    on each Settlement Date, to the Seller, all Incidental Expenses then due and payable;
(viii)    on each Settlement Date, to the Seller for delivery to the respective Originator, the Cash Purchase Prices due for a Reinvestment Purchase on such date;
(ix)    on each Settlement Date, to any other Person (other than the Seller, any Originator, the Administrator or the Servicer) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full;
(x)    on each Settlement Date, to the Seller for delivery to the respective Originator, any outstanding Deferred Purchase Prices; and
(xi)    on each Settlement Date, to the Servicer, any Additional Servicing Fee due and payable on such date.
If any part of the Collections to be applied to the Cash Purchase Prices of the Purchasers is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application (i) the Net Receivables Balance plus the

Undistributed Collections is less than (ii) the sum of the Aggregate Investment plus the Aggregate Reserve, the Seller shall pay, as a recourse obligation for distribution as part of such Collections, to the Servicer the amount so applied to the extent necessary so that after giving effect to such payment (x) the Net Receivables Balance plus the Undistributed Collections is not less than (y) the sum of the Aggregate Investment plus the Aggregate Reserve.
(b)    Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date, the Administrator (or, if the Agent is then in control of any Collections, by the Agent) shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) all Collections received on such day and such Collections shall be allocated as follows:
(i)    first, to the Servicer until all amounts then due and payable to the Servicer under this Agreement and the Transaction Documents have been paid in full (except for any Additional Servicing Fee then due and owing);
(ii)    second, to the Administrator, any Liability Management Fee then due and payable;
(iii)    third, to the Agent until all reasonable costs of collection, administration and enforcement of this Agreement owed to the Agent for its own account have been paid in full;
(iv)    fourth, ratably to the Purchasers, pro rata, until all Fees, Investment, Funding Charges, if any, and Discount owed but not already paid to such Purchasers have been paid in full;
(v)    fifth, to the Seller, all Incidental Expenses then due and payable;
(vi)    sixth, to any other Person (other than the Seller, any Originator, the Administrator or the Servicer) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full;
(vii)    seventh, to the Seller for delivery to the respective Originator the outstanding Deferred Purchase Prices; and
(viii)    eighth, to the Servicer, any Additional Servicing Fee.
On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Administrator shall arrange for the deposit into the Agent's Account, from such set aside Collections, all Investment, Funding Charges and Discount allocated to such Tranche Period and all Tranche Periods that ended before such date that are payable in accordance with clause (iv) above. No distributions will be made to pay amounts under clauses (v) - (ix) until sufficient Collections have been set aside to pay all outstanding amounts described in clauses (i) - (iv). All other amounts described in clauses (i) - (iv) above shall be paid when due. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and each Purchaser Group. If any part of the Collections to be applied to the Cash Purchase Prices of the Purchaser Groups is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application (i) the Net Receivables Balance plus the Undistributed Collections, is less than (ii) the sum of the Aggregate Investment plus the Aggregate Reserve, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser's Investment as part of the Collections, to the Servicer the amount so applied to the extent necessary so that after giving effect to such payment (i) the Net Receivables Balance plus the Undistributed Collections does not exceed (ii) the Aggregate Investment plus the Aggregate Reserve. Notwithstanding anything contained above to the contrary, all Collections constituting Insurance Payments shall be applied to the portion of the Aggregate Investment (including accrued Discount thereon) made hereunder to the Seller that relates to the Receivable for which a claim under the Policy has been made.
Article III
Administration, Servicing and Collections
Section 3.1.    Appointment of Administrator and Servicer. (a) The servicing and collecting of the Receivables shall be conducted by the Servicer pursuant to the Servicing Agreement. The administration of this facility shall be conducted by the Administrator. Finacity Corporation shall be appointed as Backup Servicer pursuant to the Servicing Agreement. As the Initial Servicer, Alliance One International AG is hereby designated as, and agrees to perform the duties and obligations of the Servicer hereunder and under the other Transaction Documents. As the Initial Administrator, Finacity Corporation is hereby designated as, and agrees to perform the duties and obligations of, the Administrator hereunder and under the other Transaction Documents. Each of the Servicer and the Administrator acknowledges that the Agent, each Purchaser Agent and each Purchaser have relied on each of the Servicer's and the Administrator's agreement to act as such in making the decision to execute and deliver this Agreement and agrees that it will not, subject to Section 3.1(c) hereof, voluntarily resign as Servicer or Administrator, as applicable, nor permit any sub-servicer to voluntarily resign as a sub-servicer. At any time after the occurrence of an Event of Servicer Termination or an Administrator Replacement Event, the Agent may designate a new Person to succeed the Administrator or Servicer, as applicable. The Administrator shall not delegate any of its duties hereunder or under the Servicing Agreement without the prior written consent of the Agent.
(b)    The Initial Servicer may delegate its duties and obligations as Servicer to an Affiliate of the Initial Servicer (acting as a sub-servicer). In addition, the Initial Servicer may delegate certain of its information reporting obligations to an Affiliate of the Initial Servicer or third party reasonably selected by the Initial Servicer which shall initially be Finacity Corporation as the Initial Administrator. Notwithstanding any delegation described in the preceding two sentences the Initial Servicer will remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Initial Servicer for such performance. The Agent may at any time after the occurrence of an Event of Servicer Termination remove or replace any sub-servicer.
(c)    Upon 120 days prior written notice to the Servicer, each Purchaser Agent and the Agent, the Administrator shall have the right to voluntarily resign effective as of the date set forth in such notice. Upon any such resignation or termination under this Section 3.1, the Agent may request that the Administrator transfer its membership interest in the Seller to the party requested by the Agent.
(d)    If replaced or if the Administrator resigns pursuant to clause (c) above, the replaced or resigning Servicer or Administrator, as applicable, agrees it will terminate, and will cause each existing sub-servicer to terminate, its collection or administration activities, as applicable, in a manner requested by the Agent to facilitate the transition to a new Servicer or Administrator, as applicable. Each of the Servicer and the Administrator shall cooperate with and assist any new Servicer or Administrator (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Servicer or Administrator, as applicable, to use all licenses, hardware or software necessary or desirable to collect the Receivables). Each of the Servicer and the Administrator irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Servicer or Administrator, as applicable, in substantially the same manner as the Servicer or Administrator, as applicable, conducted such data-processing functions while it acted as the Servicer or Administrator, as applicable.
Section 3.2.    Duties of Servicer and Administrator. In addition to the duties and responsibilities of each of the Servicer and the Administrator set forth in the Servicing Agreement and the other Transaction Documents, the Administrator shall, in accordance herewith, set aside all Collections to which the Purchasers are entitled and pay from such Collections all Funding Charges, Discount and Fees when due. If so instructed by the Agent, the Administrator shall arrange for the transfer to the Agent of the amount of Collections to which the Agent, the Purchaser Agents and the Purchasers are entitled by the Business Day following receipt.
(b)    Each of the Servicer and the Administrator shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.
Section 3.3.    Reports. On Friday of each calendar week ending prior to each Settlement Date, by no later than 4:00 P.M. (New York City time), the Administrator shall deliver to the Agent and each Purchaser Agent, a report reflecting information as of the close of business of the Seller for the immediately preceding weekly period ending on (and including) the immediately preceding Wednesday (each a “Weekly Report”), containing the information described on Exhibit B-1 (with such modifications or additional information as reasonably requested by the Agent or any Purchaser Agent). On or before the tenth day (or, if such day is not a Business Day, the next succeeding Business Day) of each month, and at such other times covering such other periods as may be requested by the Agent (as directed by the Instructing Group), the Administrator shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Administrator for the immediately preceding calendar month or such other preceding period as is requested (each a “Monthly Report,” and collectively with each Weekly Report, a “Periodic Report”), containing the information described on Exhibit B-2 (with such modifications or additional information as reasonably requested by the Agent or any Purchaser Agent).
Section 3.4.    Blocked Account Arrangements. The Agent is hereby authorized to give notice at any time to any or all Blocked Account Banks that the Agent is exercising its rights under the Blocked Account Agreements and to take all actions permitted under the Blocked Account Agreements. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Blocked Account Agreements, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Blocked Account, the Agent shall distribute any Collections it receives in accordance herewith and shall deliver to the Administrator, for distribution under Section 2.2, all other amounts it receives from such Blocked Account; provided, however, that the Agent agrees prior to the occurrence of a Termination Event and so long as the Seller is then in compliance with the provisions of Section 1.5(a) to release on a weekly basis to the Seller all such amounts in excess of the Collections required to be distributed to the Agent, the Purchaser Agents and the Purchasers and the Servicer pursuant to Section 2.2(a) on the immediately succeeding Settlement Date.
Section 3.5.    Enforcement Rights. (a) The Agent may at any time direct the Blocked Account Banks and, after the occurrence and during the continuation of a Termination Event the Obligors, to make all payments on the Receivables directly to the Agent or its designee; provided, however, that the Agent agrees prior to the occurrence of a Termination Event and so long as the Seller is then in compliance with the provisions of Section 1.5(a) and Section 2.2(a) to release on a weekly basis to the Seller all such amounts in excess of the Collections required to be distributed to the Agent, the Purchaser Agents, the Purchasers, the Administrator and the Servicer pursuant to Section 2.2(a) on the immediately succeeding Settlement Date. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Blocked Account Banks. Upon the Agent's request, the Seller (at the Seller's expense) shall (i) after the occurrence and during the continuance of a Termination Event, give notice to each Obligor of the Agent's ownership and security interest in the Receivables and direct that payments on Receivables be made directly to the Agent or its designee, (ii) direct the Insurer to make payments under the Policy directly to the Agent or its designee, (iii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iv) segregate, in a manner acceptable to the Agent, all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
(b)    After the occurrence and during the continuation of an Event of Servicer Termination or an Administrator Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, the Policy, including causing the applicable Originator to endorse its name on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under any Purchase Agreement. The Agent's powers under this Section 3.5(b) do not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor do such powers confer any obligation whatsoever upon the Agent.
(c)    None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.
Section 3.6.    Servicing Fee and Liability Management Fee. (a) The Seller shall pay the Servicer Fee due to the Servicer under the Servicing Agreement on the last Settlement Date of each month.
(b)    The Seller shall pay the Liability Management Fee due to the Administrator (in its role as Administrator and as Backup Servicer) under the Fee Letter on the last Settlement Date of each month. The Liability Management Fee is payable solely as provided in Section 2.2.
(c)    The Servicer agrees to pay to the Seller on the date hereof an amount equal to any Premium (as defined in the Policy) due pursuant to the terms of Annexure No. 2 (Premium Annexure (Limits)) to the Policy (as such amount may be netted against amounts previously paid by the Seller or Servicer). The Seller agrees that it will not change the amount of the Premium without the prior written consent of the Servicer.
Section 3.7.    Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of each Originator, under the applicable Purchase Agreement. The Agent's, any Purchaser Agent's or any Purchaser's exercise of any rights hereunder do not relieve the Seller or any Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser has any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables or the Related Security.
Section 3.8.    Actions by the Seller. The Seller shall defend and indemnify the Agent, each Purchaser Agent, each Purchaser and each Liquidity Provider against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of any Originator (whether acting as Servicer or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell or to have the applicable Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller, the Servicer, any Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be applied as Collections in accordance with the terms hereof.
Section 3.9.    Indemnities by the Administrator. Without limiting any other rights any Person may have hereunder or under applicable law, the Administrator hereby indemnifies and holds harmless the Agent, the Servicer, the Seller, each Purchaser Agent, each Purchaser and each Liquidity Provider and their respective officers, directors, agents and employees (each a “Administrator Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the “Administrator Indemnified Losses”) at any time imposed on or incurred by any Administrator Indemnified Party arising out of or otherwise relating to:
(i)    any representation or warranty made by, on behalf of or in respect of, the Administrator in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Administrator pursuant hereto, which was false or incorrect in any material respect when made;
(ii)    the failure by the Administrator to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;
(iii)    any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Administrator of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
(iv)    the imposition of any Lien with respect to any Receivable, Related Security or Blocked Account as a result of any action taken by the Administrator under any Transaction Documents;
(v)    the failure of any Receivable reported by the Administrator as part of the Eligible Receivables Balance in any Periodic Report to have been an Eligible Receivable as of the last day of the Calculation Period for which such Periodic Report was prepared;
(vi)    any failure of the Administrator to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policies) or any other Transaction Document to which the Administrator is a party;
(vii)    the failure of the Seller and/or the Administrator to comply with any term or condition of the Policy or failure of the Administrator to comply with the terms of the Policy on behalf of the Purchasers; or
(viii)    any failure for any reason of Collections to be remitted to the Agent, the Purchaser Agents or the Purchasers entitled thereto to the extent required by this Agreement;

whether arising by reason of the acts to be performed by the Administrator hereunder or otherwise, excluding only Administrator Indemnified Losses to the extent (a) such Administrator Indemnified Losses resulted from gross negligence or willful misconduct of the Administrator Indemnified Party seeking indemnification or any Affiliate of such Administrator Indemnified Party, (b) such Administrator Indemnified Losses arose as a result of any default, insolvency, receivership or lack of creditworthiness of the Servicer, an Obligor or the Insurer or (c) such Administrator Indemnified Losses include Taxes.
Section 3.10.    Policy. Each of the Seller and the Administrator at all times will comply in all material respects with all terms and conditions of the Policy and the Administrator will notify the Agent of any event that is likely to cause the Administrator (on behalf of the Seller) to make a claim under the Policy. The Seller shall, and shall cause the Administrator to (i) maintain in full force and effect the Policy (ii) take all actions necessary to cause each Eligible Receivable to be an Insured Receivable at all times, and (iii) take all actions and execute all documents as the Agent may reasonably request in order to ensure that the Agent shall be loss payee under each of the Policy. If on any date the Agent or the Administrator is or becomes entitled to assert a claim under the Policy in respect of any Eligible Receivable, the Seller (i) shall take or cause to be taken on such date or as soon as practical thereafter (and in any event prior to the last day on which such claim can be asserted under the Policy) all actions necessary to assert such claim under and in accordance with the terms of the Policy and (ii) on each day thereafter until such claim is paid in full, (x) ensure that such claim is processed as soon as practical thereunder, including, without limitation, by taking all action that the Insurer or the Agent may reasonably request in connection with the submission or processing of such claim and (y) diligently enforce the right to receive payment of such claim in accordance with the terms thereof. The Seller hereby delegates to the Administrator the obligation to perform all duties of the Seller under this Section with respect to the Policy and the Administrator hereby accepts such delegation. With respect to any Receivable insured under the Policy, the Administrator will not take any action under the Policy, or fail to take any action, under the Policy, that, because of the Administrator's action or failure to act in accordance with the Policy, would result in the Insurer being released from its obligations to pay any Loss (as defined respectively in each of the Policy) with respect to such Receivable, in whole or in part, or the Insurer having a claim against the Seller in respect of such Receivable. Each of the Seller and the Administrator will immediately remit all Insurance Payments for deposit to a Collection Account for application in accordance with the terms of this Agreement. The Seller and the Administrator will not permit any amendment or waiver to or other modification of the Policy without the prior written consent of the Agent and the Purchasers. The Administrator shall promptly provide the Agent with copies of all notices it receives or sends in connection with each of the Policy.

Article IV
Representations and Warranties
Section 4.1.    Representations and Warranties. The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:
(a)    Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization and No Contravention. The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller's transfer of a security interest in the Receivables hereunder, (i) are within the Seller's limited liability company powers, (ii) have been duly authorized by all necessary action, (iii) do not contravene (1) the Seller's organizational documents, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, except in the case of clauses 2, 3 and 4, where such contravention would not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the grant of a security interest in the Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Seller.
(c)    No Consent Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of this Agreement or any other document to be delivered by it hereunder except where the failure to obtain such authorization or approval, to take such other action or to give such notice or make such filing would not reasonably be expected to have a Material Adverse Effect.
(d)    Binding Effect. Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.
(e)    Perfection of Ownership Interest. No transaction contemplated hereby requires compliance with any bulk sales act or similar law. Immediately preceding its sale of Receivables to the Seller, the applicable Originator was the owner of, had good title to, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns and has good title to the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid and continuing undivided percentage ownership interest, which is a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code enforceable as such against creditors of and lenders of the Seller, in the Receivables, Related Security and the Collections. Other than the security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables, the Related Security or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder. The Seller has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by the Seller hereunder.
(f)    Accuracy of Information. All information furnished in writing by the Seller to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby (taken as a whole and combined with all information previously furnished to the Agent, any Purchaser Agent or any Purchaser), is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).
(g)    No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or to the knowledge of the Seller, threatened against or affecting the Seller, or any of its properties, that (i) if adversely determined (individually or in the aggregate), could reasonably be expected to have a Material Adverse Effect or (ii) involve any Transaction Document or any transaction contemplated thereby. The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation could reasonably be expected to have a Material Adverse Effect.
(h)    Accuracy of Exhibits. All information on Exhibits C and E is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller's jurisdiction of organization (including without limitation its chief executive office and principal place of business) has not changed within the past 12 months (or such shorter period as the Seller has been in existence). The Seller has not been known by or used, any corporate, fictitious or trade name.
(i)    Sales by each Originator. Each sale by an Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the applicable Purchase Agreement, including the payment by the Seller to the applicable Originator of the purchase price described in such Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the applicable Originator to the Seller.
(j)    Eligible Receivables. Each Receivable comprising part of the Eligible Receivables Balance as of the date of any calculation of the Eligible Receivables Balance was an Eligible Receivable as of the date of such calculation.
(k)    Use of Proceeds. No proceeds of any Purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.
(l)    Blocked Account Arrangements. The Seller has delivered a copy of all Blocked Account Agreements to the Agent. The Seller has not granted any interest in any Blocked Account to any Person other than (i) the Agent and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Blocked Account Bank of the notice described in Section 3.4 hereof, the Agent will have the right to exercise exclusive ownership and control of the Blocked Account at such Blocked Account Bank in accordance with the provisions of the related Blocked Account Agreement.
(m)    Not an Investment Company. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
(n)    The Policy. The Policy is in full force and effect.
Section 4.2.    Representations and Warranties of the AdministratorSection 4.2.    Representations and Warranties of the Administrator. The Administrator represents and warrants to the Agent and each Originator that:
(a)    Blocked Account Arrangements. The Administrator has delivered a copy of all Blocked Account Agreements to the Agent. The Administrator has not granted any interest in any Blocked Account to any Person other than (i) the Agent and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Blocked Account Bank of the notice described in Section 3.4 hereof, the Agent will have the right to exercise exclusive ownership and control of the Blocked Account at such Blocked Account Bank in accordance with the provisions of the related Blocked Account Agreement.
(b)    Not an Investment Company. The Administrator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
(c)    Accuracy of Exhibits. All information on Exhibits C and E is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with Article V. The Administrator's location (including without limitation its chief executive office and principal place of business) has not changed within the past 12 months. The Administrator has not been known by or used, any corporate, fictitious or trade name.
(d)    Eligible Receivables. Each Receivable which the Administrator has identified as comprising part of the Net Receivables Balance as of the date of any calculation of the Net Receivables Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation; provided that in no event shall the Agent, any Purchaser Agent or any Purchaser have any recourse against the Administrator under this clause (d) for any determination that a Receivable reported as eligible in a prior Periodic Report is no longer an Eligible Receivable.
Section 4.3.    Representations and Warranties of the Servicer. The Servicer hereby makes to the Agent, the Purchaser Agents and the Purchasers the same representations and warranties as are set forth by it in the Servicing Agreement, which representations and warranties, as well as the related defined terms contained therein, are hereby incorporated herein by reference for the benefit of the Agent, the Purchaser Agents and the Purchasers with the same effect as if each and every such representation and warranty and defined term were set forth herein in its entirety and were made as of the date hereof. No amendment to such representations and warranties or defined terms made pursuant to the Servicing Agreement shall be effective to amend such representations and warranties and defined terms as incorporated by reference herein without the prior written consent of the Agent.
Section 4.4.    Representations and Warranties of Parent. The Parent represents and warrants to the Agent, the Purchaser Agents and the Purchasers that the audited Swiss statutory financial statements of the Swiss Originator supplied to the Agent, the Purchaser Agents and the Purchasers from time to time pursuant to Section 5.01(k) of the Swiss Purchase Agreement and Section 5.1(a)(iii) hereof are and will be accurate, have been and will be prepared in accordance with GAAP, and are the same financial statements delivered to the Parent's auditors in connection with their examination and audit of the consolidated financial statements of the Parent.

Article V
Covenants
Section 5.1.    Covenants of the Seller. Each of the Seller and the Administrator hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) otherwise consents:
(a)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish, or will cause to be furnished, to the Agent and each Purchaser Agent:
(i)    Annual Financial Statements. Within 90 days after each fiscal year (A) copies of each of the Seller's and the Administrator's annual financial statements (including a consolidated balance sheet and consolidated statement of income), and (B) the annual balance sheet for each such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended (provided however that in the case of the Seller such financial statements need not include notes thereto that would otherwise be required by GAAP);
(ii)    Other Information. With reasonable promptness, such other information (including, solely in the case of the Agent, non-financial information) as may be reasonably requested by the Agent or any Purchaser Agent (with a copy of such request to the Agent);
(iii)    Originator Financial Statements. Within the time period set forth in Section 5.01(k) of each Purchase Agreement, the financial statements required to be delivered to the Seller pursuant to such Section; and
(iv)    Debtors Report. (A) a Debtors Report (as defined in the Policy) to the Insurer every 90 days following the inception of the Policy, to be received by the Insurer within 30 days of the end of such 90 day period, and (B) a report of Obligors that are 30 days past due for payment, to be received by the Insurer within 30 days after the end of each month. For the purposes of this subsection, any payment obligation of the Obligor that is disputed in whole or in part will not be considered past due, until such disputed amount has been finally determined to be a valid and legally enforceable obligation of the Obligor.
(b)    Notices. Immediately upon becoming aware of any of the following, the Administrator, on behalf of the Seller, will notify or deliver to the Agent and each Purchaser Agent (and with respect to clauses (vii) and (viii) below, the Insurer) and provide a description or copies of:
(i)    Potential Termination Events. The occurrence of any Potential Termination Event;

(ii)    Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller or the collectibility or quality of a material portion of the Receivables or relating to the Policy;
(iv)    Judgments. The entry of any judgment, award or decree against the Seller;
(v)    Changes in Business. Any change in, or proposed change in, the character of the Seller's business that could impair the collectibility or quality of any Receivable or the insurance of any Receivable under the Policy;
(vi)    Policy. All notices and communications received by the Seller or the Administrator, from the Insurer or sent by the Seller or the Administrator to the Insurer, in each case, relating to the Policy, including without limitation, any notice for any failure of the Insurer to make payment with respect to a claim submitted under the Policy;
(vii)    Amendments. All amendments to any Transaction Document to the Insurer; and
(viii)    Change in Structure. Any material change to the structure of the Seller, the Administrator, or the Originators or any such party's assets, ownership, or management, including without limitation, the replacement of the decision makers as it relates to the credit management and determination process and outlined in the Credit Control Procedures (as defined in the Policy).
(ix)    Independent Manager. The Administrator and the Seller shall notify the Agent of any decision to appoint a new manager of the Seller as the “Independent Director” for purposes of the Seller's Limited Liability Company Agreement, such notice to be issued not less than ten (10) days prior to the proposed effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained therein.
(c)    Conduct of Business. The Seller will comply in all respects with all applicable laws, rules, regulations and orders and preserve and maintain its legal existence, rights, franchises, qualifications and privileges.
(d)    Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject.
(e)    Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and each Purchaser such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or any Purchaser may reasonably request. The Seller will permit, at any time during regular business hours, the Agent, any

Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records (including without limitation original invoices and other related documents), (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's officers, directors, employees or independent public accountants having knowledge of such matters; provided, however, that prior to the occurrence of a Termination Event the Seller shall not be required to reimburse the Agent for more than one such inspection per calendar year. Once a year upon reasonable notice and during regular business hours, the Agent may (at the reasonable expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.
(f)    Keeping Records. (i) The Administrator, on behalf of the Seller will have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) access, through the Servicer, to all Records and other information necessary for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Administrator, on behalf of the Seller will give the Agent prior notice of any material change in such administrative and operating procedures.
(ii)    The Administrator, on behalf of the Seller, will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's and the Purchasers' interest in the Receivables and the Collections and (B) upon the request of the Agent or any Purchaser Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts in separate filing cabinets or other suitable containers at such locations as the Agent or any Purchaser Agent may specify.
(g)    Perfection. (i) Each of the Administrator and the Seller will at its expense, promptly and, in any event, within five days following such request, execute and deliver all instruments and documents and take all action, necessary or reasonably requested by the Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all of its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreements, the Blocked Accounts (including, without limitation, each Collection Account) and proceeds thereof free and clear of any Adverse Claim (other than the Seller's interest therein). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature. The Seller hereby appoints the Agent as its designee to sign and file any continuation statements, amendments thereto and assignments thereof against the Seller.
(ii)    The Seller will only change its name, jurisdiction of organization, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance written notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.
(iii)    The Seller will at all times maintain its jurisdiction of organization and chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its jurisdiction of organization or chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreements, the Seller will pay all such amounts and any other costs and expenses reasonably incurred in order to maintain the enforceability of the Transaction Documents and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreements and Blocked Accounts.
(h)    Performance of Duties. Each of the Seller and the Administrator will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, and (ii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreements or Blocked Accounts.
(i)    Payments on Receivables, Accounts. The Seller will cause all Obligors at all times to be instructed to deliver payments on the Receivables to a Blocked Account. If any such payments or other Collections (including Deemed Collections) are received by the Seller or the Administrator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Collection Account. The Administrator, on behalf of the Seller, will instruct each Blocked Account Bank to comply with the terms of each applicable Blocked Account Agreement. The Seller will take reasonable steps to prevent the funds of any Affiliate from being deposited into any Blocked Account other than Collections of Receivables. If such funds are nevertheless deposited into any such Account, the Administrator, on behalf of the Seller will promptly identify and separate such funds for segregation. The Seller will not, and will not permit the Servicer, the Administrator or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds, except pursuant to the terms of the applicable Credit and Collection Policy. The Seller shall only add, and shall only permit any Originator to add, a Blocked Account Bank, or Blocked Account to those listed on Exhibit E if (i) the Agent has received notice of such addition and (ii) the Agent receives evidence reasonably satisfactory to it that the Agent has a first priority perfected security interest in such Blocked Account and shall immediately upon such addition, provide a copy of any new Blocked Account Agreement substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Blocked Account Bank. The Seller shall only terminate a Blocked Account Bank or close a Blocked Account, upon 30 days advance notice to the Agent.
(j)    Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not and will not permit any Originator to, in either case, by operation of law or otherwise, dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

(k)    Extension or Amendment of Receivables. Except as otherwise permitted in the applicable Credit and Collection Policy or in the Policy, the Seller will not, and will not permit the Administrator or Servicer to, extend, amend, rescind or cancel any Receivable, and in no event shall the Seller amend or extend any Receivable (even if permitted by the applicable Credit and Collection Policy) (i) for a period longer than 30 days or (ii) if such amendment or extension would otherwise affect the status of such Receivable as a Defaulted Receivable.
(l)    Change in Business or Credit and Collection Policy. The Seller will not make any material change in the character of its business and will not, and will not permit any Originator to, make any material change to any Credit and Collection Policy that could be reasonably expected to materially and adversely affect the collectibility of the Receivables or change the standard payment terms set forth in such Credit and Collection Policy.
(m)    Certain Agreements. Without the prior written consent of the Agent (with the consent of the Instructing Group), the Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller's certificate of formation or limited liability company agreement. The Seller shall exercise its rights and remedies under the Purchase Agreements only in accordance with the written instructions of the Agent (at the direction of the Instructing Group).
(n)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to the Transaction Documents, or (iii) form any Subsidiary or make any investments in any other Person (excluding short-term investments of cash); provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller, including, without limitation, Incidental Expenses.
(o)    Nonconsolidation. The Seller will operate in such a manner that the separate limited liability company existence of the Seller would not be disregarded in the event of the bankruptcy or insolvency of the Seller or any member of the Seller and, without limiting the generality of the foregoing:
(i)    the Seller will not engage in any activity other than those activities expressly permitted under the Seller's organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;
(ii)    the Seller will maintain a business office separate from that of each of the Originators, the Servicer, the Administrator and the Affiliates thereof (it being understood that such office may be located within any office space of the Administrator);
(iii)    the Seller will cause the financial statements and books and records of the Seller to reflect the separate corporate existence of the Servicers and the Originators;

(iv)    except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller's organizational documents, the Seller will not permit any Originator, the Administrator or any Affiliate thereof to (A) pay the Seller's expenses, (B) guarantee the Seller's obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise;
(v)    the Seller will not act as agent for any Originator, the Administrator or any Affiliate thereof, but instead will present itself to the public as a limited liability company separate from each such Person and independently engaged in the business of purchasing and financing Receivables; and
(vi)    the Seller shall not appoint a new manager as the “Independent Director” under the Seller's organizational documents without first confirming such proposed new Independent Director is acceptable to the Agent as evidenced in a writing executed by the Agent.
(p)    Mergers, Consolidations and Acquisitions. The Seller will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreements.
(q)    Offers for Purchase. Unless and until the Termination Date has occurred, the Seller shall accept each offer for the purchase of Receivables made pursuant to, and in accordance with the terms of, the applicable Purchase Agreement with the applicable Originator.
Article VI
Indemnification
Section 6.1.    Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after Tax basis, the Administrator, the Agent, each Purchaser Agent, each Purchaser and each Liquidity Provider and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, the acquisition of any Receivables, Related Security and Collections or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any Affiliate of such

Indemnified Party or (b) such Indemnified Losses include Taxes or (c) such Indemnified Losses arose as a result of any default, insolvency, receivership or lack of creditworthiness of an Obligor or the Insurer. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
(i)    any representation or warranty made by the Seller, any Originator, the Servicer, the Backup Servicer or the Administrator (or any employee or agent of the Seller, any Originator, the Servicer, the Backup Servicer or the Administrator) under or in connection with this Agreement, any Periodic Report or any other information or report delivered or on behalf of the Seller, any Originator, the Servicer, the Backup Servicer or the Administrator pursuant hereto, being false or incorrect in any material respect when made or deemed made;
(ii)    the failure by the Seller, any Originator, the Servicer, the Backup Servicer or the Administrator to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation or the failure by the Seller to satisfy any of its obligations under any Transaction Document;
(iii)    the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Receivables, the Related Security and the Collections property conveyed pursuant to Section 1.1. and Section 1.8, free and clear of any Adverse Claim;
(iv)    any commingling of funds to which any Indemnified Party is entitled hereunder with any other funds;
(v)    any failure of a Blocked Account Bank to comply with the terms of the applicable Blocked Account Agreement or any failure for any reason of Collections to be remitted to the Agent, the Purchaser Agents and the Purchasers entitled thereto to the extent required by this Agreement;
(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of any Obligor) of any Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(vii)    any failure of the Seller, any Originator, the Administrator or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Servicer or otherwise);

(viii)    any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);
(ix)    any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;
(x)    any dispute, claim, offset or defense (other than discharge in any insolvency or bankruptcy of the Insurer or any delay occurring in connection with any insolvency or bankruptcy proceeding relating to the Insurer) of the Insurer to the payment of any claim under the Policy (including, without limitation, a defense based on the Policy not being a legal, valid and binding obligation of the Insurer enforceable against it in accordance with its terms), or any other claim relating to the Policy; or
(xi)    the failure of any loss in respect of an Eligible Receivable to be payable in full (after deducting any co-insurance amounts set forth in the Policy) from Insurance Payments for any reason.
Section 6.2.    Increased Cost and Reduction of Return. If the adoption after the date hereof of any applicable law, rule or regulation, or accounting principle, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by the Agent, any Purchaser Agent, any Purchaser or any Liquidity Provider (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority or Accounting Authority (a) subjects any Funding Party to any charge or withholding on or in connection with a Liquidity Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or applicable Purchaser Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the applicable Person such additional amounts as will compensate the Agent, the Purchaser Agents or such

Purchaser for such increased cost or reduction, but only to the extent such additional amount or amounts were incurred not more than 180 days prior to the date of such demand; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in an applicable law, rule or regulation, or accounting principle, regardless of the date enacted, adopted or issued. To the extent reasonably possible, each Funding Party will designate an alternative branch or funding office with respect to its Investment to reduce any liability of the Seller to such Funding Party under this Section 6.2, so long as such designation is not otherwise disadvantageous to such Funding Party.
Section 6.3.    Other Costs and Expenses. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Receivables, the Related Security and the Collections, (c) the perfection of the Agent's rights in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or any Purchaser of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of any Blocked Accounts, including fees, costs and expenses of legal counsel for the Agent or any Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent, any Purchaser or any Liquidity Provider about its rights and remedies under any Transaction Document or any related Liquidity Agreement and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Liquidity Provider in connection with the enforcement of the Transaction Documents or any Liquidity Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and each Purchaser Agent, as the case may be, for the cost of such Person's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse each Purchaser for any amounts such Purchaser must pay to any Liquidity Provider pursuant to any Liquidity Agreement on account of any Tax. The Seller shall reimburse each Purchaser on demand for all other reasonable costs and expenses incurred by such Purchaser or any shareholder of such Purchaser in connection with the preparation, execution, delivery and administration of the Transaction Documents or the transactions contemplated thereby, including the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent.
Section 6.4.    Withholding Taxes and Other Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by the Agent, each Purchaser, Purchaser Agent and the Liquidity Providers free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that any Purchaser, any Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent, any Purchaser or any Liquidity Provider pays any such taxes, penalties or interest the Seller shall reimburse the Agent, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Purchaser Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.
(b)    In addition, the Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the transactions contemplated hereby.
(c)    Before the first date on which any amount is payable hereunder for the account of any Purchaser or any Liquidity Provider not incorporated or organized under the laws of the USA ,such Purchaser or such Liquidity Provider shall deliver to the Seller and the Agent each two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser or such Liquidity Provider is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser or such Liquidity Provider shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.
Section 6.5.    Payments and Allocations. Unless otherwise specified herein, any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller will pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.
Article VII
Conditions Precedent
Section 7.1.    Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity reasonably acceptable to the Agent and each Purchaser Agent, as applicable:
(a)    A certificate of the Secretary or Assistant Secretary of each of the Seller, each Originator and the Administrator certifying (i) the resolutions of the Seller's, each Originator's and the Administrator's governing body approving each Transaction

Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's, each Originator's or the Administrator's behalf a Transaction Document (on which certificate the Agent, the Purchaser Agents and the Purchasers may conclusively rely until a revised certificate is received), (iii) the Seller's, each Originator's and the Administrator's organizational documents certified by the Secretary of State or other appropriate official of its jurisdiction of organization, (iv) a copy of the Seller's, each Originator's and the Administrator's by-laws, operating agreement, or other equivalent document and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller, each Originator or the Administrator has material operations;
(b)    All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, Collections, each Purchase Agreement and the Blocked Accounts in all appropriate jurisdictions;
(c)    UCC search reports from all jurisdictions, if any, as the Agent or any Purchaser Agent requests;
(d)    Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents, (ii) all Blocked Account Agreements, (iii) a Periodic Report covering the week ended March 23, 2012 and (iv) each Transaction Document;
(e)    Favorable opinions of counsel to the Seller, the Administrator, the Backup Servicer, each Originator and the Servicer covering such matters as any Purchaser Agent or the Agent may request;
(f)    A true and correct copy of the Policy (including all amendments and endorsements thereto) together with evidence that the Seller's rights under the Policy have been properly assigned to the Agent;
(g)    Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request;
(h)    All legal matters related to the effectiveness of this Agreement are reasonably satisfactory to the Agent, the Purchaser Agents and the Purchasers; and
(i)    Ratings letters from each of such Rating Agencies in form and substance satisfactory to the Agent.
Section 7.2.    Conditions to Each Funding. The obligation of each Conduit Purchaser and each Bank Purchaser, as the case may be, to make any Funding or any Reinvestment Purchase, and the right of the Seller to request or accept any Funding or any Reinvestment Purchase, are subject to the conditions (and each Funding or Reinvestment Purchase will evidence the Seller's representation and warranty that clauses (a)‑(e) of this Section 7.2 have been satisfied) that on the date of such Funding or Reinvestment Purchase before and after giving effect to such Funding or Reinvestment Purchase:
(a)    no Potential Termination Event (or, in the case of a Reinvestment Purchase, a Termination Event) then exists or shall occur as a result of the Funding or Reinvestment Purchase;
(b)    the Termination Date has not occurred;
(c)    after giving effect to the application of the proceeds of such Funding, (x) the Net Receivables Balance plus the Undistributed Collections is not less than the sum of the Aggregate Investment plus the Aggregate Reserve, and (y) the outstanding Aggregate Investment would not exceed the Aggregate Commitment;
(d)    the representations and warranties of the Seller, each Originator, the Servicer, the Parent and the Administrator contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and
(e)    each of the Seller, the Servicer, each Originator, the Parent and the Administrator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).
Nothing in this Section 7.2 limits the obligations of each Bank Purchaser or Liquidity Provider, as the case may be, to the related Conduit Purchaser, if any (including the Liquidity Agreement).
Article VIII
The Agent
Section 8.1.    Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints Norddeutsche Landesbank Girozentrale, as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, its Purchase Interest. The Agent has no duties, obligations or liabilities other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event will the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)    Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.
(c)    Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller, the Servicer or the Administrator shall have any rights as a third‑party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or any Purchaser may have to the Seller, the Servicer or the Administrator under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.
(d)    In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer or the Administrator or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, the Administrator, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.
Section 8.2.    Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 8.3.    Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person's gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser Agent, Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator, the Servicer, the Administrator, the Parent or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in

Article VII. The Agent shall not have any obligation to any Purchaser Agent or any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator, the Servicer, the Administrator, the Parent or any of their Affiliates.
Section 8.4.    Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent will in all cases fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.
(b)    The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.
(c)    For each Purchaser Group, 66‑2/3% of the Commitments represented by such Purchaser Group (each, a “Voting Block”), shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.
(d)    Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

Section 8.5.    Assumed Payments. Unless the Agent has received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser Group shall not have made its Assumed Payment available to the Agent, such Purchaser Group and the Seller hereby agree to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to (i) in the case of a Purchaser Group, the Federal Funds Rate plus 2% and (ii) in the case of the Seller, the Discount Rate applicable to such amount.
Section 8.6.    Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent and its Purchasers. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, in the case where there are only two Purchaser Groups and neither Purchaser Group has a majority of the Commitments, either Purchaser Agent except if the proposed action is a waiver of the consequences of the Potential Termination Event, in which case such waiver shall require the consent of the Instructing Group) (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.
Section 8.7.    Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, any Originator, the Servicer, the Administrator or the Parent, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, the Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Insurer, each Originator, the Servicer and the Administrator and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding calendar month.

Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, the Insurer, any Originator, the Servicer, the Administrator or the Parent or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 8.8.    Agent and Affiliates. Each of the Agent, Purchaser Agents and Purchasers and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Originator, the Servicer, the Administrator or the Parent, or any of their Affiliates and NordLB may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities. The parties acknowledge that NordLB acts as agent for Hannover and subagent for Hannover's management company in various capacities, as well as providing credit facilities and other support for Hannover not contained in the Transaction Documents.
Section 8.9.    Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Originator and without limiting the obligation of the Seller or any Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person is designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).
Section 8.10.    Successor Agent. The Agent may, upon at least five (5) days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation will not become effective until a successor agent is appointed by the Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent will succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent will be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Section 3.9, Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX
Miscellaneous
Section 9.1.    Termination. Each Purchaser will cease to be a party hereto when the Termination Date has occurred, such Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by any Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, provided, however, that the rights and remedies of the Agent, each Purchaser Agent, each Indemnified Party and each Purchaser under Section 3.9, Article VI, and Section 8.9 will survive such termination.
Section 9.2.    Notices. Unless otherwise specified, all notices and other communications hereunder will be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Fundings and Discount Rate and Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent or such Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation will not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations will be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent will govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice. The Servicer agrees (in its capacity as Servicer and/or Originator) that the other parties hereto may rely on notices and other communications sent or received on the Servicer's behalf by Alliance One International AG or its designee.
Section 9.3.    Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller, the Servicer or the Administrator to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or the appropriate Purchaser Agent, as specified herein. The Agent or such Purchaser Agent, as applicable, shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller, the Servicer or Administrator, by 11:00 a.m. (New York time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller shall, to the extent permitted by law, pay to each Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller, the Servicer or the

Administrator when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount or interest accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, Funding Charges and Discount will be calculated for the actual days elapsed based on a 360 day year.
Section 9.4.    Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.2). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 9.5.    Right of Setoff. Subject to Section 9.4, during the continuance of a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held by or owing to such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
Section 9.6.    Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof will be effective unless signed by the Seller and the Instructing Group. In addition, no amendment or waiver of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Servicer or by the Servicer to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Purchaser's Investment or change any Commitment, (v) amend the definition of Instructing Group, subsections (b), (e) and (f) in the definition of Termination Event or Section 1.1, 1.2, 1.5, 1.7, 2.1, 2.2, 7.2, 9.6 or Article VI, or any obligation of the Seller, any Originator or the Parent thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers permitted under the Transaction Documents or permit the Seller, any Originator or the Parent to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's or any Purchaser Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to any Person may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof will apply to each Purchaser equally and will be binding upon the Seller, the Purchasers, the Purchaser Agents and the Agent. The Agent shall not consent to any amendment or waiver of any Transaction Document without the consent of the Instructing Group. If required by the Rating Agencies for the applicable Conduit Purchaser, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment, assignment, termination, resignation or removal.
Section 9.7.    Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof will be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former positions and rights and any Potential Termination Event waived will be deemed to be cured and not continuing, but no such waiver will extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Funding Charges or Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or the related Purchaser Agent at the direction of the Purchaser entitled thereto.
Section 9.8.    Successors and Assigns; Participations; Assignments. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent, the Purchaser Agents and the Purchasers. Any Purchaser may from time to time sell to one or more Bank Purchasers all or any portion of its Investment.
(b)    Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Liquidity Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Liquidity Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Liquidity Agreement to the same extent as if it were a Purchaser hereunder, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto, or to the Liquidity Agreement, except amendments that (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Servicer or by the Servicer to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii)

reduce or extend the time of payment of any fee payable to any Purchaser, (iv) except as provided herein, release, transfer or modify any Purchaser's Investment or change any Commitment, (v) amend subsections (b), (e) and (f) in the definition of Termination Event or Section 1.1, 1.2, 1.5, 2.2, or 7.2, or Article VI, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit the Seller, any Originator or the Parent to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions.
(c)    Assignments by Purchasers. Any Purchaser may assign to one or more Persons (“Purchasing Committed Purchasers”), with the consent of the Agent (such consent not to be unreasonably withheld) any portion of its Commitment as a Purchaser hereunder and Purchase Interest pursuant to a supplement hereto (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Committed Purchaser, such selling Purchaser and the Agent. Any such assignment by a Purchaser must be for an amount of at least $10,000,000. Each Purchasing Committed Purchaser shall pay a fee of $3,000 to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Purchaser's Investment and its Commitment as a Purchaser hereunder. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Purchaser of the agreed purchase price, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Purchaser party hereto and shall have all the rights and obligations of a Purchaser hereunder to the same extent as if it were an original party hereto with a Commitment as a Purchaser, any Investment and any related assigned Conduit Settlement described in the Transfer Supplement.
(d)    Assignment by the Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, each Conduit Purchaser's Investment, its interest in any Receivables, Related Security and Collections and any other amount specified in such Conduit Purchaser's Liquidity Agreement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to the applicable related Bank Purchasers or any other Person approved by the Seller, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, that prior to the occurrence of a Termination Event, such Conduit Purchaser may not, without the prior consent of the Seller (which approval shall not be unreasonably withheld), transfer any of its rights or obligations hereunder or under its respective Liquidity Agreement unless the assignee (i) is an entity whose principal business financing or purchase of assets similar to the Receivables, and (ii) issues commercial paper with credit ratings substantially comparable to the Ratings. Such Conduit Purchaser shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of any Conduit Purchaser's Investment, its interest in any Receivables, Related Security and Collections and any other amount specified in such Conduit Purchaser's Liquidity Agreement, the assignee shall have all of the rights of such Conduit Purchaser hereunder related to such Investment, its interest in any Receivables, Related Security and Collections and any other amount specified in such Conduit Purchaser's Liquidity Agreement.
(f)    Opinions of Counsel. If required by the Agent or any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or any Purchaser Agent may reasonably request.
(g)    Pledge to the Federal Reserve, Etc. Any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, its Purchase Interest in the Receivables and any rights to payment of Investment and Discount) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, the Federal Deposit Insurance Corporation or the U.S. Treasury, without notice to or consent of the Seller or any other Person; provided, that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.
Section 9.9.    Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the respective Purchaser Agents) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.
Section 9.10.    Confidentiality. (a) The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section, (iii) any Rating Agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed and delivered to the Seller a confidentiality agreement substantively identical to this Section 9.10, (v) any entity organized to loan, or make loans secured by, financial assets for which any financial institution acting as Agent provides managerial services or acts as an administrative agent which (in each case) has signed and delivered to the Seller a confidentiality agreement substantively identical to this Section 9.10, (vi) the Conduit Purchasers' administrator, management company, referral agents, issuing agents or depositaries or CP Dealers, (vii) Governmental Authorities with appropriate jurisdiction and (viii) any bank examiner or independent auditor of the Purchasers. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law or applicable regulations, including pursuant to a valid subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt, (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person's obligations hereunder) or (iv) is or becomes available to such Person on a non-confidential basis from another source; provided further that the Seller or the Parent may file copies of the Transaction Documents with the Securities and Exchange Commission.
(b)     Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, each of the parties hereto acknowledges and agrees that the Agent or any Conduit Purchaser may post to a secured password-protected internet website maintained by the Agent or such Conduit Purchaser and required by any rating agency rating the commercial paper notes of any Conduit Purchaser in connection with Rule 17g-5 (as defined below) such information as any such rating agency may request in connection with the confirming its rating of such commercial paper notes or that the Agent or such Conduit Purchaser may otherwise determine is necessary or appropriate to post to such website in furtherance of the requirements of Rule 17g-5.  “Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.
(c) Notwithstanding anything to contrary herein, the parties (and each employee, representative or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transactions contemplated in the Transaction Documents and related materials (including opinions or other tax analyses) that are provided to the parties relating to such tax treatment and tax structure.
Section 9.11.    Agreement Not to Petition. (a) Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is two (2) years and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (i) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.11(a) will survive the termination of this Agreement.
(b)    Each party hereto (other than the Agent, the Purchaser Agents and the Purchasers) agrees not, prior to the date which is 2 years and one (1) day after the payment in full of all indebtedness of the Seller owing hereunder, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Seller to invoke, the process of any Governmental Authority for the purpose of (i) commencing or sustaining a case against the Seller under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Seller, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of the Seller. The provisions of this Section 9.11(b) will survive the termination of this Agreement.
Section 9.12.    Excess Funds. Each Conduit Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Purchaser has Excess Funds (as defined below). If such Conduit Purchaser does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a “claim” (as defined in Section 101(5) of the Federal Bankruptcy Code) against such Conduit Purchaser until such time as such Conduit Purchaser has Excess Funds. If such Conduit Purchaser does not have sufficient Excess Funds to make any payment due hereunder, then such Conduit Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term “Excess Funds” means the excess of (a) the aggregate projected value of any Conduit Purchaser's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Purchaser to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such Conduit Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.
Section 9.13.    Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and do not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which constitute an original and all of which, taken together, constitute one and the same agreement.
Section 9.14.    Cumulative Rights and Severability. All rights and remedies of the Purchasers, the Purchaser Agents and the Agent hereunder are cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction is ineffective in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.
Section 9.15.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without regard to the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.15 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.
Section 9.16.    Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any Transaction Document or any matter arising thereunder whether sounding in contract, tort or otherwise.
Section 9.17.    Third Party Beneficiaries. Each Administrator Indemnified Party, Indemnified Party and Liquidity Provider that is not a party to this Agreement is a third party beneficiary (each a “Named Beneficiary”) of this Agreement with a right to enforce the provisions of this Agreement that inure to its benefit. Any amendment or waiver of this Agreement executed and delivered pursuant to Section 9.6 is binding on such Named Beneficiaries. This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any Persons that are neither signatories to this Agreement nor Named Beneficiaries.
Section 9.18.    Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.
Section 9.19.    Original Agreement; Restatement. This Agreement amends and replaces in its entirety the Original Agreement as of the date hereof. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement being sufficient to refer to the Original Agreement as amended and restated hereby. The Investment (as defined in the Original Agreement) outstanding as of the date hereof under the Original Agreement shall constitute Investment hereunder. On the date this Agreement becomes effective, the Purchasers shall make such purchases and sales of outstanding Investment as of such date so that each Purchaser is then holding its Ratable Share of the Aggregate Investment based on their respective Commitments after giving effect to this Agreement.
Section 9.20.    Rating. The parties hereto acknowledge that Moody's does not currently provide a rating of the claims-paying ability of the Insurer.
Section 9.21.    Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchasers, the Administrator, the Servicer the Agent, each Purchaser Agent and their respective successors and assigns, and the provisions of Article VI shall inure to the benefit of the Funding Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 9.8. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until terminated in accordance with Section 9.1. The rights and remedies with respect to any breach of any representation and warranty made by the Seller, the Administrator or the Servicer pursuant to Article IV and the indemnification and payment provisions of Article VI, Sections 9.11 and 9.12 and any breach by the Seller, the Servicer or the Administrator pursuant to Sections 4.1(e) or 5.1(g) shall be continuing and shall survive any termination of this Agreement and any termination of the Servicer or the Administrator hereunder or under any other Transaction Document.
Section 9.22.    Scheduled Termination Date. The Scheduled Termination Date shall be March 20, 2017, subject to the right of each Purchaser to terminate its Commitment (which right shall be unconditional) prior to the Scheduled Termination Date on the related 364‑day Date of each year, commencing in 2013, as follows: unless, by the date (the “Notice Date”) 15 days before the related 364‑day Date in such year, all Purchasers have notified the Agent that the Purchasers elect to continue their respective Commitment beyond such date, the Aggregate Commitment shall so terminate on the related 364‑day Date in such year. Prior to the Notice Date and pursuant to the terms of Section 9.8, any Purchaser or Purchasers (including any Person who thereby becomes a Purchaser) may assume in the aggregate 100% of the Commitment and Investment then owned by any Purchaser that does not elect to continue its Commitment on or before the date 15 days prior to the related 364‑day Date in such year.
Section 9.23.    Re-Allocation Among the Purchasers. On the date hereof, the Purchasers shall make all appropriate adjustments directly between themselves to ensure that, after giving effect to any Funding on the date hereof, each such Purchaser and each Purchaser Group shall have its Ratable Share of the Aggregate Investment on the date hereof after giving effect to such Funding. Any amounts owed by Standard Chartered Bank to Hannover pursuant to the foregoing sentence shall be paid to Hannover's Account with JPMorgan Chase Bank, N.A., ABA # 021-000-021, Account Number 507-944940, Account Name Hannover Funding Company LLC, Ref” Finacity Receivables 2006-2, Attn: Bea Shah in accordance with Schedule IV hereto.
[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
Norddeutsche Landesbank Girozentrale,
as Agent
By /s/ Edward Weber
Name: Edward Weber
Title: Senior Director
By /s/ John McDermott
Name: John McDermott
Title: Director

Address:    1114 Avenue of the Americas
New York, New York 10036
Attention: Asset Backed Finance
Telephone: (212) 812-6949
Telecopy: (212) 812-6888

The Hannover Purchaser Group:
Norddeutsche Landesbank Girozentrale,
as Purchaser Agent for the Hannover Purchaser Group
By /s/ Edward Weber
Name: Edward Weber
Title: Senior Director
By /s/ John McDermott
Name: John McDermott
Title: Director

Address:    1114 Avenue of the Americas
New York, New York 10036
Attention: Asset Backed Finance
Telephone: (212) 812-6949
Telecopy: (212) 812-6888
Hannover Funding Company LLC,
as a Conduit Purchaser
By /s/ Bernard Angelo
Name: Bernard Angelo
Title: Vice President
Address:    c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, New York 10036
Attention:    Tony Wong
Telephone: (631) 930-7207
Telecopy:     (212) 302-8767

The SCB Purchaser Group:
Standard Chartered Bank,
as Purchaser Agent for the SCB Purchaser Group
and as a Bank Purchaser
By /s/ Michael Pistilli
Name: Michael Pistilli
Title: Director, CTA, Americas
Address:    1095 Avenue of Americas
New York, NY 10036
Attention: Praju Manandhar
Telephone:     212-667-0236
Telecopy:     646-455-6236

Wire Instructions for Payments:
Standard Chartered Bank, New York
ABA: 026002561
For account: SCB New York Trade Receivable Services
Account no. 3582 700022 001
Attn: Jorge Bustios

Finacity Receivables 2006‑2, LLC, as Seller
By /s/ Michael D. Rogers
Name: Michael D. Rogers
Title: Secretary and Treasurer
Address:     281 Tresser Blvd.
Two Stamford Plaza, 11th Floor
Stamford, CT 06901
Attention: Adrian Katz, President
Telephone:    203-428-3500
Telecopy:    203-428-3904
Finacity Corporation, as Initial Administrator
By /s/ Michael D. Rogers
Name: Michael D. Rogers
Title: EVP & Secretary
Address:     281 Tresser Blvd.
Two Stamford Plaza, 11th Floor
Stamford, CT 06901
Attention: Adrian Katz, President
Telephone:    203-428-3500
Telecopy:    203-428-3904
Alliance One International AG,
as Initial Servicer
By /s/ Robert A. Sheets
Name: Robert A. Sheets
Title: Executive VP, CFO
By /s/ B. Lynne Finney
Name: B. Lynne Finney
Title: Assistant Treasurer
Address: Hauptstrasse 53
Post Office Box 230
4127 Birsfelden/Basel
Switzerland
Attention: Karsten Schaefer
Managing Director
Telephone: 61-319-9319
Telecopy: 61-319-9318

For purposes of Section 4.4 only:
Alliance One International, Inc.
By /s/ Joel Thomas
Name: Joel Thomas
Title: Vice President & Treasurer
By /s/ B. Lynne Finney
Name: B. Lynne Finney
Title: Assistant Treasurer
Address: 8001 Aerial Center Parkway
P.O. Box 2009
Morrisville, North Carolina 27560-2009
Attention: Mr. Joel Thomas
Telephone: 919-379-4109
Telecopy: 919-379-4131

Schedule I

Definitions
The following terms have the meanings set forth, or referred to, below:
“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Additional Servicing Fee” shall have the same meaning herein as in each Purchase Agreement.
“Adjusted Dilution Ratio” means at any time, the 12-month rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
“Adjusted LIBOR” means, for any Calculation Period (i) the applicable LIBOR, in each case, divided by (ii) one minus the “Reserve Requirement.” “Reserve Requirement” means for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.
“Administrator” is defined in the first paragraph hereof.
“Administrator Indemnified Losses” is defined in Section 3.9.
“Administrator Indemnified Party” is defined in Section 3.9.
“Administrator Replacement Event” means the occurrence of any one or more of the following:
(a)    the Administrator fails to make when due any payment or deposit required to be made by it under this Agreement and such failure shall continue for three Business Days;
(b)    the Administrator fails to observe or perform any material term, covenant or agreement required to be performed by it under any Transaction Document;
(c)    any written representation, warranty, certification or statement made by the Administrator in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made;
(d)    the Administrator suffers a Bankruptcy Event;
(e)    a Termination Event occurs; or

(f)    the removal of the Administrator by the Servicer upon 120 days prior written notice to the Agent and the Administrator.
“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.
“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.
“Agent” is defined in the first paragraph hereof.
“Agent's Account” means the account designated to the Seller, the Purchaser Agents and the Purchasers by the Agent.
“Aggregate Commitment” means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6 (initially, $250,000,000).
“Aggregate Investment” means the sum of the Investments of all Purchasers.
“Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Dilution Reserve, the Discount Reserve, the Loss Reserve, the Liability Management Fee Reserve, and the Servicer Fee Reserve.
“Backup Servicer” means, initially, Finacity Corporation, or any other entity that becomes the backup servicer under the terms of the Servicing Agreement.
“Bank Purchasers” means each Person listed as such (and its respective Commitment) as set forth on Schedule II or in any Transfer Supplement.
“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

“Blocked Account” means each account listed on Exhibit E, as revised pursuant to Section 5.1(i), which shall include, without limitation, the Collection Accounts.
“Blocked Account Agreement” means an agreement in substantially the form of Exhibit F (or otherwise in a form acceptable to the Agent).
“Blocked Account Bank” means each bank listed on Exhibit E, as revised pursuant to Section 5.1(i).
“Breakage Costs” means, if any Investment of any Purchaser allocated to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to such Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to such Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.
“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close, (b) a holiday on the Federal Reserve calendar, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market, and (d) solely for matters relating to any payment, report, notice or other communication to be made or furnished by the Administrator, a day on which the Administrator is not open for business in Stamford, Connecticut.
“Calculation Period” means each calendar month.
“Cash Purchase Price” means (i) with respect to an Incremental Purchase, the requested cash purchase price of such Incremental Purchase (subject to the conditions set forth in Section 7.2 hereof and which cash purchase price is in an amount which would not cause a Termination Event), and (ii) with respect to any Reinvestment Purchase, the Collections applied to make such Reinvestment Purchase pursuant to Section 1.1(e).
“Capital Deficiency” is defined in Section 1.5(a).
“Charge-Off” means any Receivable or portion thereof that has or should have been (in accordance with the applicable Credit and Collection Policy) charged off or written off by the Seller.
“Collection Account” means collectively, the commercial bank accounts designated as such established under each Purchase Agreement and which shall at all times constitute Blocked Accounts.

“Collections” means collectively, (i) any amount paid on a Receivable or actually remitted by the Seller as a Deemed Collection under Section 1.5(b), (ii) Insurance Payments and (iii) indemnification, expense and reimbursement payments, repurchase obligations and amounts payable under Section 2.04 of each Purchase Agreement due from any Originator under any Purchase Agreement.
“Commitment” means, for each Purchaser, as applicable, the amount set forth on Schedule II for such Purchaser, and, for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case as adjusted in accordance with Sections 1.6 and 9.8; provided that the Commitment for each Purchaser shall be zero following the Termination Date.
“Commitment Percentage” means, for each Bank Purchaser or Conduit Purchaser in a Purchaser Group, the Commitment for such Person divided by the Commitment of such Purchaser Group.
“Conduit Purchaser” means Hannover and each other Conduit Purchaser that becomes a Conduit Purchaser pursuant to a Transfer Supplement and does not have a Bank Purchaser in its Purchaser Group.
“Conduit Settlement” means, with respect to any Conduit Purchaser, the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to such Conduit Purchaser (or owed to the Agent, its Purchaser Agent or the Servicer for the benefit of such Conduit Purchaser) by the Seller that, if paid, would be applied to reduce the Conduit Purchaser's Investment.
“Contract” means the agreement between an Originator and an Obligor with respect to any Sold Receivable pursuant to or under which such Obligor shall be obligated to pay for goods sold and/or services rendered.
“Contractual Dilutions” means Deemed Collections that arise from commissions, bank charges, inspection costs, sales discounts, withholding taxes, or other amounts reasonably determined by the Administrator to be contractual in nature.
“CP Dealer” means, at any time for any Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.
“CP Rate” means, for any Tranche Period, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such Tranche Period may be sold by any CP Dealer selected by the applicable Conduit Purchaser, as agreed between each such CP Dealer and such Conduit Purchaser. Commercial paper notes allocated by each Purchaser to a Conduit Purchaser's Investment pursuant to Section 1.3(a) may be so allocated in whole or in part. If such rate is a discount rate, the CP Rate shall be the rate resulting from such Conduit Purchaser's converting such discount rate to an interest-bearing equivalent rate. If any Conduit Purchaser determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate will be the Prime Rate. The CP Rate shall include all costs and expenses to the applicable Conduit Purchaser of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.
“Credit and Collection Policy” means collectively, the U.S. Originator Credit and Collection Policy and the Swiss Originator Credit and Collection Policy.
“Credit Facility” means that certain Credit Agreement, dated as of July 2, 2009, made by and among Alliance One International, Inc., Intabex Netherlands, B.V., certain subsidiaries of the Parent party thereto from time to time, Alliance One International AG, the lenders party thereto from time to time, and Deutsche Bank Trust Company Americas, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, but without regard to any amendment, supplement, waiver or termination after the date hereof unless consented to by the Purchasers hereunder.
“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than unsecured trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.
“Deemed Collections” is defined in Section 1.5(c).
“Default Basis” means, for any Calculation Period, the amount of Eligible Receivables funded during the Calculation Period immediately preceding the Default Horizon.
“Default Horizon” means, for any Calculation Period, the six most recent Calculation Periods including and ending with such Calculation Period.
“Default Ratio” means, for any Calculation Period, a fraction (expressed as a percentage), the numerator of which is the aggregate Outstanding Balance of all Receivables that became Defaulted Receivables during such Calculation Period and which remain Defaulted Receivables as of the last day of such Calculation Period and the denominator of which is the Default Basis.
“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid by the Obligor thereof more than 90 days past its due date, (b) the Obligor on which has suffered a Bankruptcy Event or an Insolvency (as defined in the Policy) or (c) which, consistent with the applicable Credit and Collection Policy, would be or should be written off or charged off as uncollectible.
“Deferred Purchase Price” is means the Purchase Price minus the Cash Purchase Price.

“Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) (a) on which any amount is unpaid more than 30 days after the due date thereof, and (b) is not a Defaulted Receivable.
“Designated Financial Officer” means the treasurer or chief financial officer of the Seller or an Originator, as applicable.
“Diluted Receivable” any Receivable with respect to which a Deemed Collection has occurred.
“Dilution” means, for any Calculation Period, the amount of Deemed Collections (net of any Deemed Collections relating to Contractual Dilutions) deemed to be received during such Calculation Period pursuant to Section 1.5(b).
“Dilution Horizon” means the number of days equal to the average Weighted Average Dilution Period for the 12 previous Calculation Periods including and ending with such Calculation Period.
“Dilution Horizon Ratio” means, for any Calculation Period, an amount calculated by dividing (a) cumulative Eligible Receivables funded during the Dilution Horizon by (b) the Eligible Receivables Balance as of the end of such Calculation Period.
“Dilution Period” with respect to any Diluted Receivable, the number of days from the date on which such Diluted Receivable was invoiced by the Originator to the date on which a Deemed Collection occurs.
“Dilution Ratio” means, for any Calculation Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilutions during such Calculation Period, and the denominator of which is the amount of Eligible Sales funded during the Calculation Period immediately prior to the Dilution Horizon.
“Dilution Reserve” means, for any Settlement Date, the product of (i) the Dilution Reserve Percentage for the most recent Calculation Period multiplied by (ii) the Eligible Receivables Balance as of such Settlement Date.
“Dilution Reserve Percentage” means, for any Calculation Period, the product of (i) the sum of (A) the amount obtained by multiplying 2.034 times the Adjusted Dilution Ratio as of the end of such Calculation Period plus (B) the Dilution Volatility Component and (ii) the Dilution Horizon Ratio for such Calculation Period.
“Dilution Volatility Component” means, as of any Settlement Date, an amount (expressed as a percentage) equal to the product of (i) the difference between (a) the highest one 3‑month rolling average Dilution Ratio for any calendar month ending during the preceding 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360.
“Discount Rate” means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.
“Discount Reserve” means, at any time, the product of (a) Adjusted LIBOR for the most recent Calculation Period plus 2.00% multiplied by (b) the Matured Aggregate Investment multiplied by (c) a fraction, the numerator of which is the Turnover Ratio and the denominator of which is 360.
“Dollar” and “$” means lawful currency of the United States of America.
“Eligible Receivable” means, at any time, any Receivable:
(i)    which is an Insured Receivable;
(ii)    the Obligor of which (a) is not an Affiliate of any of the parties hereto or any Originator; and (b) has not suffered a Bankruptcy Event which is continuing;
(iii)    which has been invoiced by the applicable Originator or the Servicer and which is stated to be due and payable within 180 days (or such lesser number of days as is required pursuant to the Policy) after such invoice (except as otherwise agreed to by the Purchasers);
(iv)    which is not a Delinquent Receivable or a Defaulted Receivable;
(v)    which is an “account” or “general intangible” within the meaning of the UCC of all applicable jurisdictions;
(vi)    which is denominated and payable only in Dollars;
(vii)    which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code (or any equivalent statute or law in the jurisdiction of organization of the applicable Originator);
(viii)    which arises under a Contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not contain an enforceable requirement that the Obligor under such Contract to consent to the transfer, sale or assignment of the rights to payment of the applicable Originator under such Contract, (c) does not contain a confidentiality provision that purports to restrict the exercise by the Purchasers of rights under this Agreement, and (d) is enforceable under the laws of jurisdiction of the Obligor or of the jurisdiction of organization of the applicable Originator;
(ix)    which does not, in whole or in part, contravene in any material respect any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
(x)    which satisfies all applicable requirements of the applicable Credit and Collection Policy and was generated in the ordinary course of the applicable Originator's business from the sale of goods or provision of services to a related Obligor solely by the applicable Originator;
(xi)    the Obligor of which has been instructed to make payment to a Collection Account or another Blocked Account (provided, however that such instructions may be given within 60 days after an Obligor has been added to the list of accepted Obligors; and
(xii)    as to which a claim under the Policy has not been made with respect to such Obligor.
“Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables less any Contractual Dilutions relating to such Eligible Receivables.
“Eligible Sales” means, for any Calculation Period, the sum of the Outstanding Balances of all Receivables that were originated during the Calculation Period and were Eligible Receivables at any time during the Calculation Period but were not Eligible Receivables during any previous Calculation Period.
“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, (a) with respect to the Hannover Purchaser Group, the sum of (i) Adjusted LIBOR, plus (ii) 1.00% plus (iii) during the pendency of a Termination Event, 2.00% and (b) with respect to the SCB Purchaser Group, the sum of (i) Adjusted LIBOR, plus (ii) 0.40% plus (iii) during the pendency of a Termination Event, 2.00%.
“Event of Servicer Termination” shall have the same meaning herein as in the Servicing Agreement.
“Face Amount” means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.
“Federal Funds Rate” means for any day the greater of (i) the average rate per annum as determined by NordLB at which overnight Federal funds are offered to NordLB for such day by major banks in the interbank market, and (ii) if NordLB is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by NordLB shall be conclusive and binding on the Seller except in the case of manifest error.
“Fees” means all amounts owing to the Agent, the Purchaser Agents and the Purchasers pursuant to the Fee Letter.
“Fee Letter” means the letter agreement dated March 30, 2012 among the Seller, the Administrator, the Servicer, the Agent and each Purchaser Agent.
“Funded Receivables” means Receivables funded and pledged hereunder.
“Funding” is defined in Section 1.1(a).
“Funding Charges” means, for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by any Conduit Purchaser in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by the applicable Purchaser Agent and other costs allocated by such Conduit Purchaser to fund or maintain its Investment associated with the funding by such Conduit Purchaser of small or odd lot amounts that are not funded with commercial paper notes and (ii) such Conduit Purchaser's Investment as of the end of such day and (iii) 1/360.
“Funding Document” is defined in Section 6.2.
“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.
“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.
“Hannover” is defined in the first paragraph hereof.
“Hannover Purchaser Agent” means Norddeutsche Landesbank Girozentrale.
“Incidental Expenses” shall have the same meaning herein as in the Purchase Agreements.
“Incremental Purchase” is defined in Section 1.1(c).
“Initial Servicer” is defined in the first paragraph hereof.

“Instructing Group” means Purchaser Agents representing Purchaser Groups with a majority of the Commitments or, if there are at the relevant time only two Purchaser Groups, both Purchaser Groups, or if more there are more than two Purchaser Groups and one Purchaser Group has a majority of the Commitments, at least two Purchaser Groups.
“Insurance Limit” means, as of any date, the “Maximum Aggregate Limit of Liability” as defined in the Policy less the dollar amount of claim payments made under the Policy.
“Insurance Payments” means all amounts paid by the Insurer under the Policy with respect to Receivables.
“Insured Receivable” means that portion of any Receivable which is insured without deductible under the Policy.
“Insurer” means Zurich American Insurance Company.
“Intended Tax Characterization” is defined in Section 9.9.
“Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.
“Investment” means, for each Purchaser, (a) the sum of (i) all Cash Purchase Prices of Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.
“Liability Management Fee” means the fee payable by the Seller to the Administrator (in its role as Administrator and Backup Servicer) pursuant to the terms of the Fee Letter.
“Liability Management Fee Reserve” means an amount equal to the Liability Management Fee paid to the Adminstrator (in its role as Administrator and Backup Servicer) for the most recently ended calendar month.
“LIBOR” means (a) with respect to the Hannover Purchaser Group, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Hannover Purchaser Agent from time to time) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period, as determined by the Hannover Purchaser Agent and notified to the Administrator. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Hannover Purchaser Agent at least three Business Days before the commencement of the period for which it is to be determined), the Hannover Purchaser Agent shall determine such rate based on the rates NordLB is offered deposits of such duration in the London interbank market and (b) with respect to the SCB Purchaser Group, for a Eurodollar Tranche Period, the rate per annum of interest (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) equal to the BBA LIBOR for Dollar deposits for delivery on the first day of such Eurodollar Tranche Period for a three‑month term as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the SCB Purchaser Agent from time to time) at approximately 11:00 a.m. London time two (2) Business Days prior to such date as determined by the SCB Purchaser Agent and notified to the Administrator. If such rate is not available at such time for any reason, then the SCB Purchaser Agent shall determine such rate based on the rates SCB is offered deposits of such duration on the London interbank market.
“Liquidity Agreement” means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Liquidity Provider or executed by any Liquidity Provider at the request of such Conduit Purchaser.
“Liquidity Provider” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for a Conduit Purchaser.
“Loss Horizon” means, for any Calculation Period, the five most recent calendar months including and ending with such Calculation Period.
“Loss Horizon Ratio” means, for any Calculation Period, a fraction (expressed as a percentage) the numerator of which is the cumulative Eligible Receivables funded during the Loss Horizon and the denominator of which is the Eligible Receivables Balance as of the last day of such Calculation Period.
“Loss Reserve” means, for any Settlement Date, the greater of (a) the Policy Deductible and (b) the product of (i) the Loss Reserve Percentage for the most recent Calculation Period multiplied by (ii) the Commitment as of such Settlement Date.
“Loss Reserve Percentage” means, for any Calculation Period, 2.034 times the highest three-month rolling average Default Ratio (expressed as a percentage) as of the last day of each of the last twelve Calculation Periods times the Loss Horizon Ratio.
“Material Adverse Effect” means:
(i)    a material impairment of the ability of any Originator, the Servicer or the Seller, as applicable, to perform under any Transaction Document;
(ii)    a material adverse effect on the legality, validity, binding effect or enforceability against any Originator, the Servicer or the Seller, as applicable, of any Transaction Document;

(iii)    a material adverse effect on the validity, enforceability or collectibility of a material portion of the Receivables;
(iv)    a material adverse effect upon the validity, perfection, priority or enforceability of the Agent's interest, on behalf of the Purchaser Agents and Purchasers, in, the Receivables, the Related Security, the Collections or the Blocked Accounts; or
(v)    a material adverse effect on the financial condition, business, operations or prospects of any Originator, the Servicer or the Seller, as applicable.
“Matured Aggregate Investment” means, at any time, the Matured Value of a Conduit Purchaser's Investment plus the total Investments of all other Purchasers then outstanding.
“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.
“Maximum Incremental Purchase Amount” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitment minus the Aggregate Investment then outstanding and (b) (i) the Net Receivables Balance plus the Undistributed Collections minus (ii) the sum of the Aggregate Investment plus the Aggregate Reserve.
“Monthly Report” is defined in Section 3.3.
“Moody's” means Moody's Investors Service, Inc.
“Net Receivables Balance” means the lesser of (i) the Eligible Receivables Balance less the amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit or Special Limit, as applicable, for such Obligor, and (ii) the Insurance Limit.
“NordLB” means Norddeutsche Landesbank Girozentrale in its individual capacity and not in its capacity as the Agent.
“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation other than the Insurer.
“Obligor Concentration Limit” means, with respect to any Obligor approved by the Agent and the Servicer and from time to time not then otherwise the subject of a Special Limit, an amount equal to the lesser of (i) 2.0% of the Eligible Receivables Balance as indicated in the last Settlement Report of the previous calendar month and (ii) 2.0% of the Commitment.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof (excluding all taxes, including sales tax and value added taxes.
“Originator” means, collectively, the Swiss Originator and the U.S. Originator.

“Originator Proportion” means, with respect to any Originator at any time, the proportion of any amount to be withdrawn from the Collection Account applicable to such Originator which shall be equal to a percentage equal to (a) the aggregate Outstanding Balance of all Eligible Receivables included in the Eligible Receivables Balance which were originated by such Originator, divided by (b) the Eligible Receivables Balance.
“Parent” means Alliance One International, Inc., a Virginia corporation.
“Periodic Report” is defined in Section 3.3.
“Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than 30 days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the USA or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.
“Person” means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.
“Policy” means the Policy for Receivables Purchase Credit Insurance Policy No. 92-42-379, dated March 30, 2012. issued by the Insurer to the Seller, including all attachments, records of understanding and endorsements thereto, attached hereto as Exhibit D, as amended from time to time with the consent of the Agent.
“Policy Deductible” shall have the same meaning as “Aggregate Deductible” as defined in the Policy.
“Policy Deductible Percentage” means, at any time, the percentage obtained by dividing the Policy Deductible by the Commitment at such time.
“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.
“Prime Rate” means for any period, the daily average during such period of (x) the greater of (i) the floating commercial loan rate per annum of NordLB (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by NordLB) publicly announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (y) during the pendency of a Termination Event, 2.00%.

“Purchase Agreement” means, collectively, the Swiss Purchase Agreement and the U.S. Purchase Agreement.
“Purchase Date” is defined in Section 1.1(d).
“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables, Related Security and Collections held by such Purchaser, calculated when and as described in Section 1.1(a).
“Purchase Price” is defined in Section 1.1(b).
“Purchaser Agent” means any of the Hannover Purchaser Agent, the SCB Purchaser Agent or any other person who becomes a party to this Agreement as a Purchaser Agent pursuant to a Transfer Supplement.
“Purchaser Group” means (a) for each Conduit Purchaser, such Conduit Purchaser, its Bank Purchasers (if any) and (without duplication) its related Liquidity Banks or (b) with respect to the SCB Purchaser Group, the Bank Purchasers.
“Purchasers” means the Conduit Purchasers and the Bank Purchasers.
“Ratable Share” means, for each Purchaser Group, such Purchaser Group's Commitment divided by the aggregate Commitments of all Purchaser Groups.
“Rating Agency” means, for any Conduit Purchaser, each rating agency such Conduit Purchaser chooses to rate its commercial paper notes.
“Ratings” means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchaser of the indebtedness for borrowed money of such Conduit Purchaser.
“Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by the applicable Originator and includes such Originator's rights to payment of any interest or finance charges and all proceeds of the foregoing, in each case where owned by the Seller and sold hereunder. On and after the Termination Date, the term “Receivable” will only include receivables existing on the day the Termination Date occurred. Deemed Collections will reduce the Outstanding Balance of Receivables hereunder, so that any Receivable that has its Outstanding Balance deemed collected will cease to be a Receivable hereunder after (x) the Servicer receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, such payment is not required pursuant to Section 1.5(c). Notwithstanding the foregoing, any Receivable which has been paid in full from Insurance Payments shall be excluded from the definition of “Receivables” immediately upon such payment, and such Receivable, together with all Related Security and Collections with respect thereto, shall be automatically released from the security interest granted to the Agent hereunder.

“Receivables Pool” means at any time all of the then outstanding Receivables purchased by the Seller from the Originators.
“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.
“Reinvestment Purchase” is defined in Section 1.1(c).
“Related Security” means with respect to any Receivable:
(i)    all of the Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;
(ii)    all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;
(iii)    all letters of credit, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and
(iv)    all of the Seller's rights under the Contract to enforce the Receivable and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor but excluding any computer programs and data processing software, that are subject to license agreements which prohibit any Seller, as licensee, from assigning an interest therein as contemplated by this Agreement and the applicable Purchase Agreement.
“Required Conduit Ratings” means “A-1” by S&P and “P-1” by Moody's.
“SCB Purchaser Agent” means Standard Chartered Bank.
“Scheduled Termination Date” means March 20, 2017, or such earlier date of termination occurring on a related 364‑day Date pursuant to the terms of Section 9.22.
“Seller” is defined in the first paragraph hereof.
“Seller Account” means the Seller's account designated by the Seller to the Agent in writing.
“Servicer” is defined in the first paragraph hereof.

“Servicer Fee” shall have the same meaning herein as in the Servicing Agreement.
“Servicer Fee Reserve” means, at any time, the product of (a) the greater of (i) the aggregate Outstanding Balances of all Receivables and (ii) the Commitment, (b) 0.50% and (c) 1/12.
“Servicing Agreement” means the Amended and Restated Servicing and Administration Agreement, dated as of the date hereof, among the Servicer, the Backup Servicer, the Administrator and the Seller.
“Settlement Date” means (i) prior to the occurrence of a Termination Event, each Tuesday (if such Tuesday is not a Business Day then the following Business Day) of each week, and (ii) after the occurrence of a Termination Event, each Tuesday (if such Tuesday is not a Business Day then the following Business Day) of each week and each additional Business Day designated as such by the Agent.
“S&P” means Standard & Poor's Ratings Services.
“Special Limit” means, (a) with respect to China Tobacco International Inc., the lesser of (i) $80,000,000 or such greater amount as may be consented to in writing by the Agent and the Instructing Group from time to time, and (ii) the amount established by the Insurer as the “Credit Limit” for such Obligor from time to time pursuant to the terms of the Policy, and (b) with respect to any other Obligor listed on Schedule III attached hereto, an amount not to exceed the “Approved Coverage Amount” (or if lower, the amount established by the Insurer as the “Credit Limit” for such Obligor from time to time pursuant to the terms of the Policy) listed next to such Obligor's name in the “Buyer Name” column on Schedule III attached hereto.
“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Originator or by one or more other Subsidiaries of the Seller or any Originator.
“Swiss Originator” means Alliance One International AG, a Swiss corporation.
“Swiss Originator Credit and Collection Policy” means the Servicer's credit and collection policy and practices relating to Receivables originated by the Swiss Originator attached hereto as Exhibit H-1.
“Swiss Purchase Agreement” means the Second Amended and Restated Receivables Purchase Agreement dated as of March 30, 2012, between the Seller and the Swiss Originator, as amended from time to time.
“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent, (d) the date on which the Agent receives notice from Liquidity Provider of the expiration or termination of such Liquidity Provider's commitment under any Liquidity Agreement and (e) the Scheduled Termination Date.
“Termination Event” means the occurrence of any one or more of the following:
(a)    any representation, warranty, certification or statement made by the Seller, any Originator or the Parent (with respect to Section 4.4 hereof) in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2); or
(b)    any Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)), and, in each case, such failure continues for one Business Day; or
(c)    the Seller or the Administrator fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i) or 5.1(j) of this Agreement; or
(d)    the Seller, the Servicer, the Parent (with respect to Section 4.4 hereof) or the Administrator (or any sub-servicer) fails to observe or perform any other material term, covenant or agreement under any Transaction Document, and such failure remains unremedied for ten Business Days or more; or
(e)    the Seller, any Originator or the Insurer suffers a Bankruptcy Event; or
(f)    the average Dilution Ratio for the most recent three Calculation Periods exceeds 1.75%; or
(g)    (i) the Seller, any Originator or the Administrator, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Originator or the Administrator; or
(h)    (i) any Originator fails to pay any of its indebtedness (except in aggregate principal amount of less than $500,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller or any Originator of any of its financial assets;

(i)    any Purchaser or the Agent, on behalf of the Purchasers, for any reason, does not have a valid, perfected first priority ownership or security interest in the Receivables or the Related Security;
(j)    (i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against the Seller, or against any of its property, in an aggregate amount in excess of $10,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(ii)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against any Originator, or against any of its property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(k)    the Parent fails to own and control, directly or indirectly, 100% of the outstanding voting stock of the Swiss Originator; or
(l)    an “Event of Default” under and as defined in the Credit Facility; or
(m)    the Insurer shall fail to make any payment with respect to a proper claim submitted under the Policy within 45 days of its receipt of all required items for the payment of such claim; or
(n)    any Governmental Authority shall assert or find any material provision of the Policy at any time, for any reason, invalid and not binding on the Insurer or declare any provision of the Policy null and void; or
(o)    (i) the Insurer shall in writing deny that it has any liability under the Policy, (ii) the Policy shall expire, terminate or otherwise be cancelled, (iii) an Insolvency Event (as defined in the Purchase Agreements) occurs with respect to the Insurer or (iv) the financial strength rating of the Insurer is withdrawn or falls below (x) “AA-” by Standard & Poor's (or, if Moody's shall ever publish a rating of the Insurer's financial strength after the date hereof, Aa3) and arrangements acceptable to the Agent for alternative credit enhancement is not accomplished within 90 calendar days or (y) “A-” by Standard & Poor's (or, if Moody's shall ever publish a rating of the Insurer's financial strength after the date hereof, A3) and arrangements acceptable to the Agent for alternative credit enhancement is not accomplished within 20 calendar days; provided that it shall not be a Termination Event if the Policy is terminated at the option of all the Purchaser Agents; or

(p)    an Administrator Replacement Event, an Event of Servicer Termination or an “Event of Termination” under and as defined in any Purchase Agreement has occurred and is continuing; or
(q)    the Net Receivables Balance plus the Undistributed Collections is less than the Investment plus the Aggregate Reserve as of the close of business on any Settlement Date.
Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has paid the Deemed Collections on such Receivable pursuant to Section 1.5(b) or, before the Termination Date, such payment is not required pursuant to Section 1.5(c).
“364‑day Date” means, as applicable, March 28, 2013, March 26, 2014, March 24, 2015, or March 22, 2016.
“Tranche” means a portion of the Investment of a Purchaser allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.
“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.
“Transaction Documents” means this Agreement, the Fee Letter, the Purchase Agreements, the Servicing Agreement, the Liquidity Agreements, the Policy, the Credit and Collection Policy, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.
“Transfer Supplement” means an agreement among (i) the parties hereto pursuant to which an existing Purchaser Group adds a new Purchaser and (ii) the parties hereto and a new Purchaser Group pursuant to which such new Purchaser Group becomes party to this Agreement.
“Turnover Ratio” means with respect to any Calculation Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such Calculation Period and (ii) the denominator of which is equal to Collections on the Receivables during such Calculation Period multiplied by (b) 30.
“U.S. Originator” means Alliance One International, Inc., a Virginia corporation.

“U.S. Originator Credit and Collection Policy” means the Servicer's credit and collection policy and practices relating to Receivables originated by the U.S. Originator attached hereto as Exhibit H-2.
“U.S. Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement dated as of the date hereof between the Seller and the U.S. Originator, as amended.
“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.
“Undistributed Collections” means Collections of Funded Receivables deposited into the Collection Account but not yet distributed by the Seller.
“USA” means the United States of America (including all states and political subdivisions thereof).
“Weekly Report” is defined in Section 3.3.
“Weighted Average Dilution Period” means, with respect to any Calculation Period and with respect to all Diluted Receivables, the number of days obtained by adding the products obtained by multiplying:

The Dilution Period at such time of each such Diluted Receivable	X	The aggregate amount of Deemed Collections with respect to such Diluted Receivable and dividing such sum by:
The aggregate amount of Deemed Collections with respect to all Diluted Receivables during such Calculation Period.
The foregoing definitions are equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes. For the avoidance of doubt, as used herein, “close of business” shall mean 5:00 p.m. (New York time).

Schedule II
Purchaser Groups and Commitments

Purchaser Group	Commitment
Hannover Purchaser Group: Conduit Purchaser: Hannover Funding Company LLC	$125,000,000
SCB Purchaser Group: Bank Purchaser: Standard Chartered Bank	$125,000,000

Schedule III

Special Limits
(see attached pages)

Schedule IV
Payments by SCB Purchase Group

SCB Purchase Group payment to Hannover (as per Section 9.23)	$26,281,744.80

SCB Purchase Group payment to Seller (as per Section 1.1)	$42,871,779.39

Total:	$69,153,524.19

Exhibit A
to
Second Amended and Restated Receivables Sale Agreement
Form of Incremental Purchase Request
____________, 201_

Norddeutsche Landesbank Girozentrale,	Standard Chartered Bank,
as Purchaser Agent	as Purchaser Agent
1114 Avenue of the Americas	1095 Avenue of Americas
New York, New York 10036	New York, New York 10036
Attention: Asset Backed Finance	Attention: Praju Manandhar

Re:    Second Amended and Restated Receivables Sale Agreement dated as of March 30, 2012 (the “Sale Agreement”), among Finacity Receivables 2006‑2, LLC, as Seller, Alliance One International AG, as Initial Servicer, Norddeutsche Landesbank Girozentrale, as Agent, the Purchaser Agents party thereto, the Bank Purchasers party thereto and the Conduit Purchasers party thereto
Ladies and Gentlemen:
The undersigned Seller under the above-referenced Sale Agreement hereby confirms it has requested an Incremental Purchase of $___________ by the Conduit Purchasers under the Sale Agreement. [In the event a Conduit Purchaser is unable or unwilling to make the requested Incremental Purchase, or a Purchaser Group does not have a Conduit Purchaser, the Seller hereby requests an Incremental Purchase of $_____________ by the Bank Purchasers under the Sale Agreement].
Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement.
The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,
Finacity Receivables 2006‑2, LLC

By	____________________________________________________
Name_______________________________________
Title________________________________________

Schedule I
to
Incremental Purchase Request
Summary of Information Relating to Proposed Sale(s)

1.	Dates, Amounts, Proposed Tranche Periods

A1	Date of Notice _________

A2	Measurement Date (the last
Business Day of the month
immediately preceding the
month in which the Date of
Notice occurs)                                        _________

A3	Proposed Purchase Dates _________
(each of which is a
Business Day)

A4	Proposed Tranche Period for Investment _________

A5	Respective Proposed Incremental
Purchase on each such Purchase Date                         $_________
(each Incremental Purchase must be
in a minimum amount of
$1,000,000 and multiples
thereof, or, if less, an amount
equal to the Maximum
Incremental Purchase Amount)

A6	Allocation among
Purchasers (Pro Rata)
Conduit Purchasers        $_________    $_________    $_________    $_________
Bank Purchasers        $_________    $_________    $_________    $_________
Name of Related
Bank
Purchaser        $_________    $_________    $_________    $_________
Each proposed Purchase Date must be a Business Day and must occur no later than five weeks after the Measurement Date set forth above. The choice of Measurement Date is a risk undertaken by the Seller. If a selected Measurement Date is not the applicable Purchase Date, the Seller's choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Funding,

(i) the Net Receivables Balance plus the Undistributed Collections is less than (ii) the sum of the Aggregate Investment plus the Aggregate Reserve.

Exhibit B-1
Form of Weekly Report
On File With Administrator

Exhibit B-2
Form of Monthly Report
On File With Administrator

Exhibit C
Addresses and Names of Seller and Originator
1.    Locations. (a) The chief executive office of the Seller and each Originator are located at the following address:

Finacity Receivables 2006-2, LLC 281 Tresser Blvd. Two Stamford Plaza, 11th Floor Stamford, CT 06901 Attention: Adrian Katz, President Telephone: 203-428-3500 Telecopy: 203-428-3904
Alliance One International AG Hauptstrasse 53 Post Office Box 230 4127 Birsfelden/Basel Switzerland Telephone (61)3199319 Telecopy (61)3199318
Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 Attn: Treasurer Telephone (919) 379-4109 Telecopy (919) 379-4131
(b)The following are all the locations where the Seller and each Originator directly or through its agents maintain any Records:
Same as (a) above
2.    Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originators or any of their respective divisions or other business units that generate Receivables:
None

Exhibit D
Form of Policy

Exhibit E
Blocked Accounts and Blocked Account Banks

Bank	Blocked Account Number
JPMorgan Chase Bank, N.A.	754,245,207
JPMorgan Chase Bank, N.A.	837,196,245

Exhibit F
to Second Amended and Restated Receivables Sale Agreement
Form of Blocked Account Agreement
[Name of Lock Box Bank]
Ladies and Gentlemen:
Reference is made to the Blocked Account numbers _______________ in __________ and the associated Blocked Account demand deposit account number ____________ maintained with you (such Blocked Account and associated Blocked Account demand deposit account, collectively, the “Accounts”), each in the name of [Name of Originator] (“[___]”). [___] hereby confirms it has sold all Receivables (as defined below) to _________________________ (the “Seller”).
In connection with the Second Amended and Restated Receivables Sale Agreement, dated as of March 30, 2012 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among the Seller, the Initial Servicer, the Initial Administrator, Norddeutsche Landesbank Girozentrale, as agent (the “Agent”), the Purchaser Agents party thereto, the Bank Purchasers party thereto and the Conduit Purchasers party thereto, the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the “Receivables”) under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to “we” and “us” refer to [_____] and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.
We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent has given you notice of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the “Agent's Notice”).
By this letter agreement the Originator irrevocably transfers exclusive ownership and control of its Accounts to the Seller and the Seller irrevocably transfers exclusive dominion and control of the Accounts acquired hereby to the Agent for the benefit of the Purchasers, subject only to the condition subsequent that the Agent has given you notice that a Administrator Replacement Event has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice must be in substantially the form attached hereto as Annex A (the “Agent's Notice”). The Originator acknowledges and agrees that the Seller is transferring to the Agent the rights, titles and interests transferred by the

Originator to the Seller as provided above, and each of the Originator and the Seller agrees to cooperate fully with the Agent and its agents and representatives in the exercise of such rights.
At all times prior to the receipt of the Agent's Notice described above, all payments to be made by you out of, or in connection with, the Accounts, are to be made in accordance with the instructions of the Seller or its agent.
We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent's Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.
We also hereby notify you that, at all times from and after the date of your receipt of the Agent's Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent's audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent's Notice, neither we nor any of our affiliates shall be given any access to the Accounts.
The Agent's Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you shall notify the Agent in writing). If the Agent's Notice is given by telex or facsimile, it will be deemed to have been received when the Agent's Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.
By executing this letter agreement, you acknowledge the existence of the Agent's right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled “________________________________ and Norddeutsche Landesbank Girozentrale, as Agent for the Purchasers” with the subline “[Name of Originator]”. Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.
By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.
You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination will become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation will be forwarded in accordance with the Agent's instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.
This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a “Blocked Account Service Agreement”) (whether now existing or executed hereafter) with respect to the Blocked Account arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Blocked Account Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.
In the event [___] becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Blocked Account Letter.
This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the state of __________. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.
Very truly yours,
[Name of Originator]
By
Title____________________________________________________________________________________

By
Title____________________________________________________________________________________
Accepted and confirmed as of
the date first written above:
Norddeutsche Landesbank Girozentrale,
as Agent
By_____________________________
Title_________________________
By_____________________________
Title_________________________
Address of notice:
Norddeutsche Landesbank Girozentrale,
1114 Avenue of the Americas
New York, New York 10036
Attention: ________________
Telephone Number:    (___) ________
Telecopy Number:    (___) ________

Acknowledged and agreed to as of the date first written above:
[Name of Bank]
By____________________________
Title________________________
Address of notice:
_______________________
_______________________
_______________________

Annex A to
Blocked Account Letter
[Name of Bank]
Re:            ________________________________
Blocked Account Numbers ______________
Blocked Account Number ____________
Ladies and Gentlemen:
Reference is made to the letter agreement dated _________________ (the “Letter Agreement”) among [Name of Originator], ________________________________, the undersigned, as Agent, and you concerning the above-described blocked accounts (collectively, the “Accounts”). We hereby give you notice of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.
We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.
Very truly yours,
Norddeutsche Landesbank Girozentrale, as Agent
By
Title________________________________________
By
Title________________________________________
cc:    ______________________________

Exhibit G
To Second Amended and Restated Receivables Sale Agreement
Compliance Certificate
To:    Norddeutsche Landesbank Girozentrale,
as Agent, and the Purchasers
This Compliance Certificate is furnished pursuant to Section 5.1(a)(ii) of the Second Amended and Restated Receivables Sale Agreement, dated as of March 30, 2012 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among Finacity Receivables 2006‑2, LLC (the “Seller”), Alliance One International AG (the “Initial Service”), Finacity Corporation, as the Initial Administrator, Norddeutsche Landesbank Girozentrale, as agent for the Conduit (in such capacity, the “Agent”), the Purchaser Agents party thereto, the Bank Purchasers party thereto and the Conduit Purchasers party thereto. Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.
The undersigned hereby represents, warrants, certifies and confirms that:
1.    The undersigned is a duly elected Designated Financial Officer of the undersigned.
2.    Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) of the Sale Agreement.
3.    The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originator during and at the end of the accounting period covered by the attached financial statements.
4.    The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.
5.    Based on the examinations described in paragraph 3 hereof, the undersigned confirms that, to the best of the undersigned's knowledge the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ____ day of ___________, 201_.
[Name of Seller or Originator]

By	____________________________________________________
Designated Financial Officer

Exhibit H-1
Swiss Originator Credit and Collection Policy

Exhibit H-2
U.S. Originator Credit and Collection Policy